UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934
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Illumina, Inc.

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9885 Towne Centre Drive
San Diego, California 92121

March 26, 2010

Dear Stockholder:

You are cordially invited to participate in the 2010 Annual Meeting of Stockholders of Illumina, Inc. Our annual meeting will be held on Wednesday, May 12, 2010, at 9:00 a.m. Pacific Time. We are very pleased that this year’s annual meeting will be our first completely virtual meeting of stockholders.

To participate in the annual meeting via live webcast, vote, and submit your questions during the meeting, please visit www.virtualshareholdermeeting.com/ILMN. You will not be able to attend the annual meeting in person.

We are also pleased to be furnishing our proxy materials to stockholders primarily over the Internet. We believe this process will expedite stockholders’ receipt of the materials, lower the costs of our annual meeting, and conserve natural resources. On or about March 26, 2010, we will mail to our stockholders a notice containing instructions on how to access our 2010 Proxy Statement and our 2009 Annual Report on Form 10-K and how to vote online. The notice also will include instructions on how you can receive a paper copy of the proxy materials, including the notice of annual meeting, 2010 Proxy Statement, and proxy card. If you received your proxy materials by mail, the notice of annual meeting, 2010 Proxy Statement, and proxy card from our Board of Directors were enclosed. If you received your proxy materials via e-mail, the e-mail contained voting instructions and links to the 2010 Proxy Statement and 2009 Annual Report on Form 10-K on the Internet. We encourage you to read our 2009 Annual Report on Form 10-K, which includes information on our operations, products, and services, as well as our audited financial statements.

At this year’s annual meeting, the agenda includes the following items:

•	Election of two director nominees; and

•	Ratification of Ernst & Young LLP as our independent auditors for the fiscal year ending January 2, 2011.

Please use this opportunity to take part in our corporate affairs by voting on the business to come before this meeting. Whether or not you plan to connect to the meeting via webcast, please vote electronically via the Internet or by telephone, or, if you requested paper copies of the proxy materials, please complete, sign, date, and return the accompanying proxy in the enclosed postage-paid envelope.

I am very much looking forward to our 2010 Annual Meeting of Stockholders.

Sincerely,

Jay T. Flatley
President and Chief Executive Officer

9885 Towne Centre Drive
San Diego, California 92121

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
To Be Held on May 12, 2010

Notice is hereby given that the 2010 Annual Meeting of Stockholders of Illumina, Inc., a Delaware corporation, will be held on Wednesday, May 12, 2010, at 9:00 a.m. Pacific Time. To participate in the annual meeting via live webcast, vote your shares online, and submit your questions during the meeting, please visit www.virtualshareholdermeeting.com/ILMN and be sure to have your 12-Digit Control Number to enter the meeting. You will not be able to attend the annual meeting in person. The meeting will be held for the following purposes:

(1) to elect the two director nominees, who are named in the 2010 Proxy Statement, to hold office for three years until the Annual Meeting of Stockholders in the year 2013 and until their successors are duly elected and qualified;

(2) to ratify the appointment of Ernst & Young LLP as our independent registered public accountants for the fiscal year ending January 2, 2011; and

(3) to transact such other business as may properly come before the meeting and any adjournment or postponement thereof.

Stockholders of record at the close of business on March 19, 2010, are entitled to notice of, and to vote at, the 2010 Annual Meeting. Each stockholder is entitled to one vote for each share of common stock held at that time. A list of these stockholders will be open for examination by any stockholder for any purpose germane to the 2010 Annual Meeting for a period of 10 days prior to the meeting at our principal executive offices at 9885 Towne Centre Drive, San Diego, California 92121, and electronically during the 2010 Annual Meeting at www.virtualshareholdermeeting.com/ILMN when you enter your 12-Digit Control Number.

You have three options for submitting your vote before the 2010 Annual Meeting:

•	Internet;

•	Phone; or

•	Mail.

By Order of the Board of Directors,

Christian G. Cabou
Senior Vice President, General Counsel & Secretary

San Diego, California
March 26, 2010

WHETHER OR NOT YOU PLAN TO CONNECT TO THE MEETING, PLEASE CAST YOUR VOTE AS PROMPTLY AS POSSIBLE. THIS WILL HELP ENSURE THE PRESENCE OF A QUORUM AT THE MEETING.

ILLUMINA, INC.
9885 Towne Centre Drive
San Diego, California 92121

PROXY STATEMENT
FOR THE ANNUAL MEETING OF STOCKHOLDERS
To Be Held on May 12, 2010

We are providing these proxy materials in connection with Illumina, Inc.’s 2010 Annual Meeting of Stockholders. The Notice of Internet Availability of Proxy Materials, this proxy statement, any accompanying proxy card or voting instruction card, and our 2009 Annual Report on Form 10-K were first made available to stockholders on or about March 26, 2010. This proxy statement contains important information for you to consider when deciding how to vote on the matters brought before the annual meeting. Please read it carefully.

Internet Availability of Proxy Materials

We are furnishing proxy materials to our stockholders on the Internet rather than mailing printed copies of those materials to each stockholder. If you received a Notice of Internet Availability of Proxy Materials by mail, you will not receive a printed copy of the proxy materials unless you request one. Instead, the Notice of Internet Availability of Proxy Materials will instruct you as to how you may access and review the proxy materials and cast your vote on the Internet. If you received a Notice of Internet Availability of Proxy Materials by mail and would like to receive a printed copy of our proxy materials, please follow the instructions included in the Notice of Internet Availability of Proxy Materials.

This proxy statement and our 2009 Annual Report on Form 10-K are available at www.proxyvote.com. In addition, if you have not received a copy of our proxy materials and would like to receive one for the annual meeting or for future stockholder meetings, you may request printed copies as follows:

•	By telephone: call 1-800-579-1639 free of charge and follow the instructions;

•	By Internet: go to www.proxyvote.com and follow the instructions; or

•	By e-mail: send an e-mail message to sendmaterial@proxyvote.com. Please send a blank e-mail and put the 12-digit control number located in your Notice of Internet Availability of Proxy Materials in the subject line.

Connecting to the Annual Meeting

We will be hosting the annual meeting live via the Internet. You will not be able to attend the meeting in person. A summary of the information you need to attend the meeting online is provided below:

•	Any stockholder can listen to the meeting and participate live via the Internet at www.virtualshareholdermeeting.com/ILMN

•	Webcast starts at 9:00 a.m., Pacific Time

•	Stockholders may vote and submit questions while connected to the meeting on the Internet

•	Please have your 12-Digit Control Number to enter the meeting

•	Instructions on how to connect and participate via the Internet, including how to demonstrate proof of stock ownership, are posted at www.virtualshareholdermeeting.com/ILMN

•	Questions regarding how to connect and participate via the Internet will be answered by calling 1-866-451-3782 on the day before the meeting and the day of the meeting

•	Webcast replay of the meeting will be available until 11:59 pm Eastern Time on May 11, 2011 at www.virtualshareholdermeeting.com/ILMN

INFORMATION ABOUT VOTING

Who can vote?

You can vote your shares of common stock if our records show that you owned the shares on the record date of March 19, 2010. A total of 121,457,685 shares of common stock can vote at the annual meeting. You get one vote for each share of common stock that you hold. Only holders of our common stock as of the record date are entitled to notice of and to vote on some or all of the matters listed in this proxy statement and the accompanying Notice of Annual Meeting of Stockholders. The stock transfer books will not be closed between the record date and the date of the meeting. A list of stockholders entitled to vote at the annual meeting will be available for examination at our principal executive offices at the address listed above for a period of 10 days prior to the annual meeting, and during the annual meeting such list will be available for examination at www.virtualshareholdermeeting.com/ILMN.

What do I need in order to be able to participate in the annual meeting online?

We will be hosting the 2010 Annual Meeting live via the Internet. Any stockholder can listen to and participate in the annual meeting live via the Internet at www.virtualshareholdermeeting.com/ILMN. The webcast will start at 9:00 a.m., Pacific Time. Stockholders may vote and submit questions while connected to the annual meeting on the Internet. You will need the 12-digit control number included on your Notice of Internet Availability of Proxy Materials or your proxy card (if you received a printed copy of the proxy materials) in order to be able to enter the annual meeting. Instructions on how to connect and participate via the Internet, including how to demonstrate proof of stock ownership, are posted at www.virtualshareholdermeeting.com/ILMN.

How do I vote if my shares are held in “street name”?

If your shares are held in the name of your broker, dealer, bank, trustee, or other nominee, that party should give you instructions for voting your shares. In these cases, you may vote directly over the Internet or by telephone or mail. The instructions set forth below apply to stockholders of record (also referred to as “registered holders”) only and not those whose shares are held in the name of a nominee.

How do I vote by proxy if I am a registered holder?

If you are a registered holder you may vote by granting a proxy. The proxy holder will vote your shares as you instruct. If you grant a proxy but do not vote on a proposal, the proxy holder will vote for you on that proposal. Unless you instruct otherwise, the proxy holder will vote in the manner set forth below:

•	FOR the election of all director nominees listed below in Proposal No. 1;

•	FOR the ratification of the appointment of Ernst & Young LLP as our independent registered public accountants for the fiscal year ending January 2, 2011 as described in Proposal No. 2; and

•	In the manner that the proxy holder deems appropriate for any other proposal to be considered at the annual meeting.

The proxy holder for the stockholders is Jay T. Flatley, our President and Chief Executive Officer.

You can vote by Internet, telephone, or mail by following the instructions set forth below:

Voting by Internet:

You can vote at www.proxyvote.com, 24 hours a day, seven days a week. You will need the 12-digit control number included on your Notice of Internet Availability of Proxy Materials or your proxy card (if you received a printed copy of the proxy materials).

Voting by Telephone

You can vote using a touch-tone telephone by calling 1-800-690-6903, 24 hours a day, seven days a week. You will need the 12-digit control number included on your Notice of Internet Availability of Proxy Materials or your proxy card (if you received a printed copy of the proxy materials).

The Internet and telephone voting procedures, which comply with Delaware law, are designed to authenticate stockholders’ identities, to allow stockholders to vote their shares, and to confirm that their instructions have been properly recorded.

Voting By Mail

If you have received a printed copy of the proxy materials by mail, you may complete, sign, and return by mail the proxy card sent to you together with the printed copies of the proxy materials. The proxy card should be mailed to Illumina, Inc., c/o Broadridge Financial Solutions, 51 Mercedes Way, Edgewood, NY 11717.

Is there a deadline for submitting votes by Internet, telephone or mail?

Although you may vote your shares online during the annual meeting, proxies submitted over the Internet or by telephone as described above must be received by 11:59 pm, Eastern Time, on May 11, 2010.

Proxies submitted by mail should be received before 9:00 am, Pacific Time, on May 12, 2010.

On what matters may I vote?

1. The election of two director nominees, who are named in this proxy statement, to hold office for three years until the Annual Meeting of Stockholders in the year 2013 and until their successors are duly elected and qualified; and

2. The ratification of the appointment of Ernst & Young LLP as our independent registered public accountants for the fiscal year ending January 2, 2011.

The foregoing items of business are more fully described in this proxy statement. None of the proposals requires the approval of any other proposal to become effective.

How does the Board of Directors recommend that I vote on the proposals?

The Board of Directors recommends a vote FOR the election of each of the nominees of the Board of Directors (Proposal No. 1) and FOR the ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending January 2, 2011 (Proposal No. 2).

What if other matters come up at the annual meeting?

The matters described in this proxy statement are the only matters we know will be voted at the annual meeting. If other matters are properly presented at the annual meeting, the proxy holder will vote your shares as he or she sees fit.

Can I change my vote after I return my proxy?

Yes. At any time before the vote on a proposal, you can change your vote either by giving our Corporate Secretary a written notice revoking your proxy; by connecting to the annual meeting online and voting your shares; by signing, dating, and returning to us a new proxy; or by voting again by Internet or telephone at a later time before the closing of those voting facilities at 11:59 pm, Eastern Time, on May 11, 2010. We will honor the proxy with the latest date and time. However, no revocation will be effective unless we receive notice of such revocation at or prior to the annual meeting. For those stockholders who submit a proxy electronically or by telephone, the date and time on which the proxy is submitted in accordance with the instructions listed on the Notice of Internet Availability of Proxy Materials or proxy card is the date and time of the proxy.

Can I vote at the annual meeting rather than by completing a proxy?

Although we encourage you to complete and return a proxy prior to the annual meeting to ensure that your vote is counted prior to the meeting, you can connect to the annual meeting and vote your shares online. If you vote by proxy and also connect to the annual meeting online, there is no need to vote again at the annual meeting unless you wish to change your vote.

How is a quorum obtained?

We will hold the annual meeting if a quorum is present. A quorum will be present if holders of a majority of the outstanding shares of common stock entitled to vote on a matter at the annual meeting are present or represented by proxy at the meeting. If a quorum is not present at the annual meeting, the meeting may be adjourned from time to time until a quorum is obtained. If you submit a proxy, your shares will be counted to determine whether we have a quorum even if you abstain or fail to provide voting instructions on any of the proposals described in this proxy statement and listed on the proxy card. If your shares are held in the name of a nominee, and you do not tell the nominee how to vote your shares, these shares will be counted for purposes of determining the presence or absence of a quorum for the transaction of business.

How many votes are required to approve the proposals?

1. A plurality of the votes of the shares present in person or represented by proxy at the annual meeting and entitled to vote on the election of directors is required for the election of directors (Proposal No. 1). Therefore, the two directors who receive the most votes will be elected. A withhold vote in the election of directors will have the same effect as an abstention. However, neither an abstention nor a withhold vote will affect the outcome of the election.

2. Any other proposal, including the ratification of the appointment of Ernst & Young LLP as our independent registered public accountants for the fiscal year ending January 2, 2011 (Proposal No. 2), requires the affirmative vote of the majority of the shares present in person or represented by proxy at the meeting and entitled to vote on the proposal. If you abstain from voting on any other proposal it will have the same effect on the vote as a vote against the proposal.

What is a “broker non-vote”?

The New York Stock Exchange (“NYSE”) has rules that govern brokers who have record ownership of listed company stock (including stock such as ours that is listed on The NASDAQ Global Select Market) held in brokerage accounts for their clients who beneficially own the shares. Under these rules, brokers who do not receive voting instructions from their clients have the discretion to vote uninstructed shares on certain matters (“discretionary matters”) but do not have discretion to vote uninstructed shares as to certain other matters (“non-discretionary matters”). A broker may return a proxy card on behalf of a beneficial owner from whom the broker has not received instructions that casts a vote with regard to discretionary matters but expressly states that the broker is not voting as to non-discretionary matters. The broker’s inability to vote on non-discretionary matters for which the broker has not received instructions from the beneficial owner is referred to as a “broker non-vote.” Under current NYSE interpretations, the election of directors (Proposal No. 1) is considered a non-discretionary matter and the ratification of auditors (Proposal No. 2) is considered a discretionary matter. Broker non-votes will have no effect on the outcome of the election of directors (Proposal No. 1).

Who is making and paying for this proxy solicitation?

This proxy is solicited on behalf of the Board of Directors. We will pay the cost of distributing this proxy statement and related materials. Our officers may solicit proxies by mail or telephone. Upon request, we will furnish copies of these materials to banks, brokers, fiduciaries, custodians, and other nominees that hold shares on behalf of beneficial owners so that they may forward the materials to the beneficial owners. We may, if appropriate, retain an independent proxy solicitation firm to assist us in soliciting proxies. If we do retain a proxy solicitation firm, we would pay such firm’s customary fees and expenses, which fees would be expected to be approximately $10,000, plus expenses.

Is my vote confidential?

Proxy cards and voting tabulations that identify individual stockholders are mailed or returned directly to Broadridge Financial Solutions and handled in a manner that protects your voting privacy. Your vote will not be disclosed EXCEPT:

•	as needed to permit Broadridge Financial Solutions to tabulate and certify the vote;

•	as required by law; or

•	in limited circumstances such as a proxy contest in opposition to the Board of Directors.

In addition, all comments written on the proxy card or elsewhere will be forwarded to management, but your identity will be kept confidential unless you ask that your name be disclosed.

COMPANY INFORMATION AND MAILING ADDRESS

We were incorporated in California in April 1998 and reincorporated in Delaware in July 2000. Our principal executive offices are located at 9885 Towne Centre Drive, San Diego, California 92121. Our telephone number is (858) 202-4500. Our website address is www.illumina.com.

References in this proxy statement to “Illumina,” “Company,” “we,” “us,” and “our” refer to Illumina, Inc. and our consolidated subsidiaries, unless the context requires otherwise. Information on our website is not intended to be incorporated into this proxy statement.

PROPOSAL NO. 1: ELECTION OF DIRECTORS

General

Our certificate of incorporation and bylaws provide for a classified Board of Directors consisting of three classes of directors with staggered three-year terms. The Board of Directors currently consists of the following nine directors, having terms expiring at the respective Annual Meeting of Stockholders noted below:

2010 Annual	2011 Annual	2012 Annual
Meeting	Meeting	Meeting

Jack Goldstein, Ph.D.	Daniel M. Bradbury	A. Blaine Bowman
Paul C. Grint, M.D.	Roy A. Whitfield	Karin Eastham, CPA
David R. Walt, Ph.D.		Jay T. Flatley
William H. Rastetter, Ph.D.

Election of Two Directors

As previously announced, on January 28, 2010 Mr. Jack Goldstein provided notice to the Chairman of the Board that he would retire from the Board and would not stand for re-election at the annual meeting. In light of Mr. Goldstein’s decision to retire from the Board, the Board of Directors intends to reduce the number of authorized directors of the Company from nine to eight, effective as of immediately prior to the annual meeting.

Upon the recommendation of the Nominating/Corporate Governance Committee, the Board of Directors has nominated for election at the annual meeting the following slate of two nominees to hold office for three years until the Annual Meeting of Stockholders in the year 2013 and until their successors are duly elected and qualified:

• Paul C. Grint, M.D.

• David R. Walt, Ph.D.

For more information about each nominee and each of the other directors serving on our Board of Directors, please see “Information about Directors.” Each of the nominees is currently serving as a director and was elected at our 2007 Annual Meeting of Stockholders. The nominees have agreed to serve if elected, and management has no reason to believe that such nominees will be unable to serve. In the event any nominee is unable or declines to serve as a director at the time of the annual meeting, the proxies will be voted for any nominees who may be designated by the present Board of Directors to fill the vacancy. The persons named in the form of proxy card attached to this proxy statement intend to vote such proxy for the election of each of the two nominees named above, unless the stockholder indicates on the proxy that the vote should be withheld from any or all of the nominees.

Dr. David R. Walt has discussed with the Board of Directors his consideration of retiring from the board at some time prior to the end of the three year term, if re-elected to the Board of Directors at the annual meeting. Although no decision as to whether or when to retire has been reached by Dr. Walt, should Dr. Walt retire before the end of the three year term the Board of Directors, acting upon the recommendation of the Nominating/Corporate Governance Committee, intends to fill any such vacancy when a suitable candidate is identified.

Vote Required for Approval

A plurality of the votes of the shares present in person or represented by proxy at the annual meeting and entitled to vote on the election of directors is required for the election of directors. The two nominees receiving the highest number of affirmative votes of the shares entitled to vote at the annual meeting will be elected to the Board of Directors to hold office for three years until the Annual Meeting of Stockholders in the year 2013 and until their successors are duly elected and qualified. You may not vote for more individuals than the number nominated. In addition, stockholders may not cumulate votes in the election of directors.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE ELECTION OF
EACH OF THE DIRECTOR NOMINEES SET FORTH ABOVE

PROPOSAL NO. 2: RATIFICATION OF APPOINTMENT OF INDEPENDENT
REGISTERED PUBLIC ACCOUNTANTS

The Audit Committee has selected Ernst & Young LLP as our independent registered public accountants to audit our consolidated financial statements for the fiscal year ending January 2, 2011, and the Board of Directors has determined that it would be desirable to request that the stockholders ratify such appointment. Before selecting Ernst & Young, the Audit Committee considered the firm’s qualifications as independent registered public accountants and concluded that, based on Ernst & Young’s prior performance and its reputation for integrity and competence, it was qualified. The Audit Committee also considered whether any non-audit services performed for us by Ernst & Young would impair Ernst & Young’s independence and concluded that they did not. Even if the selection is ratified, the Audit Committee, in its sole discretion, may change the appointment at any time during the fiscal year if it determines that such a change would be in our best interests and that of our stockholders.

A representative of Ernst & Young is expected to be present at the Annual Meeting, will have an opportunity to make a statement if he or she desires to do so, and is expected to be available to respond to appropriate questions.

Vote Required for Approval

Stockholder ratification is not required for making such appointment for the fiscal year ending January 2, 2011 because the Audit Committee has responsibility for the appointment of our independent registered public accountants. The appointment is being submitted for ratification with a view toward soliciting the opinion of stockholders, which opinion will be taken into consideration in future deliberations. No determination has been made as to what action the Board of Directors or the Audit Committee would take if stockholders did not approve the appointment.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE
“FOR” THE RATIFICATION OF THE APPOINTMENT OF ERNST & YOUNG LLP AS OUR
INDEPENDENT REGISTERED PUBLIC ACCOUNTANTS

INFORMATION ABOUT DIRECTORS

The following table sets forth the names, ages, and positions of our directors as of March 26, 2010. Our directors’ respective backgrounds and a discussion of the specific experience, qualifications, attributes, or skills of our directors that led the Board of Directors to conclude that each such person should serve as director are described following the table. Pursuant to instruction 3 of Item 401 to Regulation S-K, information with respect to Mr. Jack Goldstein is not included in this section because, as previously announced, Mr. Goldstein will retire from the Board of Directors effective at the annual meeting.

Name	Age	Position with Company

William H. Rastetter, Ph.D.(1)(2)(3)	61	Chairman of the Board
Jay T. Flatley	57	Director, President and Chief Executive Officer
A. Blaine Bowman(1)	63	Director
Daniel M. Bradbury(2)	48	Director
Karin Eastham, CPA(1)(3)	60	Director
Paul C. Grint, M.D.(2)	52	Director
David R. Walt, Ph.D.(3)	57	Director
Roy A. Whitfield(2)	56	Director

(1)	Member of the Audit Committee

(2)	Member of the Compensation Committee

(3)	Member of the Nominating/Corporate Governance Committee

William H. Rastetter, Ph.D., has been a director since November 1998 and Chairman of the Board since January 2005. Since 2009, Dr. Rastetter has been serving as CEO and Executive Chairman of the Board of Receptos, Inc., a privately-held drug discovery and development company, which he co-founded. Since August 2006, Dr. Rastetter has also been serving as a partner of Venrock Associates, a venture capital company. From 2007 to 2009, Dr. Rastetter was Chief Executive Officer and the Executive Chairman of Apoptos, Inc., a privately-held oncology research and development company, which was acquired by Receptos in 2009. At the end of 2005, Dr. Rastetter retired as the Executive Chairman of Biogen Idec Inc., a biopharmaceutical company. He had served in this position since the merger of Biogen, Inc. and IDEC Pharmaceuticals Corporation in 2003. He served as Chief Executive Officer of IDEC Pharmaceuticals, a biotechnology company, from 1986 to 2003 and as chairman of its Board of Directors from 1996 to 2003. Additionally, he served as President of IDEC Pharmaceuticals from 1986 to 2002, and as Chief Financial Officer from 1988 to 1993. From 1982 to 1986, Dr. Rastetter served in various positions at Genentech, Inc., a biotechnology company, and previously he was an associate professor at the Massachusetts Institute of Technology. Dr. Rastetter serves as a director of Neurocrine Biosciences, Inc., a biopharmaceutical company focused on neurological and endocrine diseases and disorders. Dr. Rastetter holds a B.S. in Chemistry from the Massachusetts Institute of Technology and received his M.A. and Ph.D. in Chemistry from Harvard University.

In selecting Dr. Rastetter as a past nominee for election to the Board of Directors, the board considered, among other things, Dr. Rastetter’s scientific and technical expertise combined with his business experience in leading rapidly growing companies in the life science industry. Our continued growth is dependent on scientific and technical advances, and the Board of Directors believes that Dr. Rastetter offers both strategic and technical insight into the risks and opportunities associated with our business. In addition, Dr. Rastetter’s board and executive leadership experience at other life sciences companies provides valuable strategic and governance insight to the Board of Directors as a whole.

Jay T. Flatley has served as our President, Chief Executive Officer, and a director since October 1999. Prior to joining Illumina, Mr. Flatley was co-founder, President, Chief Executive Officer, and a director of Molecular Dynamics, a life sciences company, from May 1994 to September 1999. He served in various other positions with that company from 1987 to 1994. From 1985 to 1987, Mr. Flatley was Vice President of Engineering and Vice President of Strategic Planning at Plexus Computers, a UNIX computer company. Mr. Flatley serves as a director at GenVault Corporation, a privately-held corporation focused on biosample stabilization, transport, storage, and retrieval, and Helixis, Inc., a privately-held developer of advanced nucleic acid analysis tools. Mr. Flatley is also member of the Keck Graduate Institute Board of Trustees. Mr. Flatley holds a B.A. in Economics from Claremont McKenna College and a B.S. and M.S. in Industrial Engineering from Stanford University.

In selecting Mr. Flatley as a past nominee for election to the Board of Directors, the board considered, among other things, Mr. Flatley’s experience in leading and managing our remarkable growth and development over the past 10 years. The Board of Directors believes that Mr. Flatley contributes to the board’s understanding of the needs of our customers, the markets in which we compete, and the risks and opportunities associated with our product development and technological advances.

A. Blaine Bowman has been a director since January 2007. Mr. Bowman was formerly the Chairman, President, and Chief Executive Officer, and is currently a director, of Dionex Corporation, a manufacturer of analytical instruments. Mr. Bowman retired as President and Chief Executive Officer of Dionex in 2002 and as Chairman of the Board in 2005. He joined Dionex in 1977 and was named President and CEO in 1980. Before joining Dionex, Mr. Bowman was a management consultant with McKinsey & Company, a management consulting firm, and a product engineer with Motorola Semiconductor Products Division, a communication equipment company. Mr. Bowman also serves as a director of Cell Biosciences, Inc., a privately-held life sciences company focused on protein research through the use of nanoproteomics, and he served as a past director of Molecular Devices Corporation, a supplier of instruments and consumables for life science researchers, from 1985 until its sale in 2007. Mr. Bowman received his B.S. in Physics from Brigham Young University and an M.B.A. from Stanford University.

In selecting Mr. Bowman as a past nominee for election to the Board of Directors, the board considered, among other things, Mr. Bowman’s understanding of highly technical manufacturing processes associated with scientific instruments, his business leadership experience, and his deep understanding of operational financial issues. We design and manufacture our products, many of which are sophisticated scientific instruments used by scientists and researchers. The Board of Directors believes that Mr. Bowman contributes to the board’s understanding of the needs of our customers and the risks associated with our manufacturing processes. In addition, Mr. Bowman’s experience as a management consultant and chief executive officer of a scientific equipment manufacturer contributes to the board’s strategic understanding and review of our business opportunities. Mr. Bowman also served as a director of Solexa, Inc. at the time we acquired Solexa, and through this position he gained an understanding of the DNA sequencing market, which is our fastest growing market, and associated product development issues.

Daniel M. Bradbury has been a director since January 2004. Mr. Bradbury has been serving as the Chief Executive Officer of Amylin Pharmaceuticals, Inc., a biopharmaceutical company, since March 2007, as President and a board member of Amylin since June 2006, and as Amylin’s Chief Operating Officer from 2003 to June 2006. He previously served as Executive Vice President from 2000 until his promotion in 2003. He joined Amylin in 1994 and held officer-level positions in Corporate Development and Marketing since that time. From 1984 to 1994, Mr. Bradbury held a number of sales and marketing positions at SmithKline Beecham Pharmaceuticals, a drug manufacturer. Mr. Bradbury serves as a board member for PhRMA, BIOCOM, the Keck Graduate Institute’s Board of Trustees, and the San Diego Regional Economic Development Corporation. Mr. Bradbury is a member of the Royal Pharmaceutical Society of Great Britain and serves on the UCSD Rady School of Management’s Advisory Council. He received a Bachelor of Pharmacy from Nottingham University and a Diploma in Management Studies from Harrow and Ealing Colleges of Higher Education.

In selecting Mr. Bradbury as a past nominee for election to the Board of Directors, the board considered, among other things, Mr. Bradbury’s management and governance experience in the biopharmaceutical industry gained primarily through his involvement in leading the continuing growth and development of Amylin, a rapidly growing, global biopharmaceutical company. The Board of Directors believes that Mr. Bradbury contributes to the board’s understanding of the risks and opportunities faced by a rapidly growing global business. In addition, Mr. Bradbury’s experience successfully commercializing pharmaceutical products contributes to the board’s understanding of the risks and opportunities associated with new product development in an industry regulated by the U.S. Food and Drug Administration.

Karin Eastham, CPA, has been a director since July 2004. Ms. Eastham currently provides consulting and executive coaching to companies in the healthcare industry in addition to serving on the boards of directors for several life science companies. From May 2004 to September 2008, she served as Executive Vice President and Chief Operating Officer, and as a member of the Board of Trustees, of Burnham Institute for Medical Research, a non-profit corporation engaged in basic biomedical research. From 1999 to 2004, Ms. Eastham served as Senior Vice President, Finance, Chief Financial Officer and Secretary of Diversa Corporation, a biotechnology company. She previously held similar positions with CombiChem, Inc., a computational chemistry company, and Cytel Corporation, a biopharmaceutical company. Ms. Eastham also held several positions, including Vice President, Finance, at Boehringer Mannheim Corporation, a biopharmaceutical company, from 1976 to 1988. Ms. Eastham also serves as a director for Amylin, Inc., Genoptix, Inc., and Geron Corporation, and is a past director of Tercica, Inc. (2003 to 2008) and SGX Pharmaceuticals, Inc. (2005 to 2008). Ms. Eastham received a B.S. and an M.B.A. from Indiana University and is a Certified Public Accountant and a Certified Director.

In selecting Ms. Eastham as a past nominee for election to the Board of Directors, the board considered, among other things, Ms. Eastham’s understanding of biomedical research institutions combined with her business leadership and finance experience. A significant portion of our customers are biomedical research institutions, and the Board of Directors believes that Ms. Eastham provides the board with greater insight into the needs of such institutions. Ms. Eastham also contributes to the board’s understanding of governance and strategy for life sciences companies through her experience as a director in our industry. Additionally, Ms. Eastham’s extensive senior management experience in the biopharmaceutical industry, particularly in key corporate finance and accounting positions, also provide the appropriate skills to serve on our Board of Directors.

Paul C. Grint, M.D. has been a director since April 2005. Dr. Grint is currently Senior Vice President at Forest Research Institute, Inc., the scientific development subsidiary of Forest Laboratories, Inc., a pharmaceutical company. Prior to joining Forest Laboratories, from 2006 to 2008 Dr. Grint was Chief Medical Officer at Kalypsys Inc., a biopharmaceutical company, and during 2006 he was Senior Vice President and Chief Medical Officer at Zephyr Sciences, Inc, a biopharmaceutical company. He has held similar executive positions at Pfizer Inc., IDEC Pharmaceuticals Corporation, and Schering-Plough Corporation. Dr. Grint began his pharmaceutical career at the Wellcome Research Laboratories in the UK and received his medical degree from the University of London, St. Bartholomew’s Hospital Medical College in London. He is a Fellow of the Royal College of Pathologists, a member of numerous professional and medical societies, and the author or co-author of over 50 publications.

In selecting Dr. Grint as a nominee for election to the Board of Directors, the board considered, among other things, Dr. Grint’s product development expertise gained from more than 20 years of experience in biologics and small molecule drug development, marked by the successful development of numerous commercial products in the fields of infectious disease, immunology, and oncology, combined with his understanding of the markets that we serve. Our continued growth is dependent on developing and commercializing new products and services for both the research and clinical markets. The Board of Directors believes that Dr. Grint contributes to the board’s understanding of the needs of research and clinical customers and the risks and opportunities associated with new product development.

David R. Walt, Ph.D. is one of our founders and has been a director and Chairman of our Scientific Advisory Board since June 1998. Dr. Walt has been the Robinson Professor of Chemistry at Tufts University since 1995 and has been a Howard Hughes Medical Institute Professor since 2006. Dr. Walt is a Member of the National Academy of Engineering, a Fellow of the American Institute of Medical and Biological Engineers, and a Fellow of the American Association for the Advancement of Science. Dr. Walt has published over 200 papers and is named as an inventor or co-inventor of over 40 patents, many of which are directed to our micro-array products. He also serves as a board member for Quanterix, Inc., a privately-held company focused on single molecule analysis for clinical diagnostics. Dr. Walt holds a B.S. in Chemistry from the University of Michigan and received his Ph.D. in Chemical Biology from SUNY at Stony Brook.

In selecting Dr. Walt as a nominee for election to the Board of Directors, the board considered, among other things, Dr. Walt’s scientific and technical expertise combined with his understanding of the markets that we serve. Our continued growth is dependent on scientific and technical advances, and the Board believes that Dr. Walt offers both strategic and technical insight into the risks and opportunities associated with our business. In addition, Dr. Walt’s academic and research experience provides the Board of Directors with valuable insight into the needs of our customers, many of which are scientific research institutions, and the opportunities associated with serving the research market.

Roy A. Whitfield has been a director since January 2007. Mr. Whitfield is the former Chairman of the Board and Chief Executive Officer of Incyte Corporation (formerly Incyte Genomics), a drug discovery and development company he co-founded in 1991. From 1993 to 2001, Mr. Whitfield served as its Chief Executive Officer and, from November 2001 until his retirement in June 2003, as its Chairman. Mr. Whitfield remains on the board of Incyte Corporation. From 1984 to 1989, Mr. Whitfield held senior operating and business development positions with Technicon Instruments Corporation, a medical instrumentation company, and its predecessor company, Cooper Biomedical, Inc., a biotechnology and medical diagnostics company. Earlier, Mr. Whitfield spent seven years with the Boston Consulting Group’s international consulting practice. In addition to serving on the Incyte Board, he is a director of Nektar Therapeutics, a clinical-stage biopharmaceutical company. Mr. Whitfield received a B.S. in Mathematics from Oxford University and an M.B.A. from Stanford University.

In selecting Mr. Whitfield as a past nominee for election to the Board of Directors, the board considered, among other things, Mr. Whitfield’s management and governance experience in the biotechnology and genomics industries gained primarily through his involvement in leading the growth and development of Incyte Corporation. The Board of Directors believes that Mr. Whitfield contributes to the board’s understanding of the risks and opportunities faced by a rapidly growing global business. In addition, Mr. Whitfield’s experience as a management consultant contributes to the board’s strategic understanding and review of our business opportunities. Mr. Whitfield also served as a director of Solexa, Inc. at the time we acquired Solexa, and through this position he gained an understanding of the DNA sequencing market, which is our fastest growing market, and associated product development issues.

BOARD OF DIRECTORS AND CORPORATE GOVERNANCE

Board of Directors

Our business is managed under the direction of the Board of Directors. Our certificate of incorporation and bylaws provide for a classified Board of Directors consisting of three classes of directors with staggered three-year terms. The board has determined that a majority of the members of the board, specifically Mr. Bradbury, Mr. Bowman, Ms. Eastham, Dr. Goldstein, Dr. Grint, Dr. Rastetter, Dr. Walt, and Mr. Whitfield, are independent directors under the rules of The NASDAQ Global Select Market.

The Board of Directors intends to hold executive sessions of the non-management directors following each regularly scheduled in-person meeting of the Board of Directors. Executive sessions do not include any employee directors of the Company. At its meetings during the fiscal year ended January 3, 2010 (“fiscal 2009”), the Board of Directors regularly met in executive sessions of non-employee directors.

The Board of Directors has adopted Corporate Governance Guidelines outlining its duties. These guidelines can be viewed on the our website at www.illumina.com by clicking on “Company,” then “Investor Relations,” and then on “Corporate Governance.” The Board of Directors meets regularly to review significant developments affecting the Company and to act on matters requiring Board of Directors’ approval. The Board of Directors held eight formal meetings during fiscal 2009 and acted four times by written consent. Board members are requested to make attendance at board and board committee meetings a priority, to come to meetings prepared having read any materials provided to the Board of Directors prior to the meeting, and to participate actively in the meetings.

Attendance at Meetings

During fiscal 2009, each director attended, in person or by telephone, at least 75% of the total number of meetings of both the Board of Directors and board committees on which such director served during the period. Board members are invited to attend our annual meetings of stockholders, but they are not required to do so. We reimburse the travel expenses of any director who travels to attend the annual meetings. Two members of the Board of Directors attended our 2009 annual meeting of stockholders.

Corporate Governance

The Board of Directors and our management believe that good corporate governance is an important component in enhancing investor confidence in the Company and increasing stockholder value. The imperative to continue to develop and implement best practices throughout our corporate governance structure is fundamental to our strategy to enhance performance by creating an environment that increases operational efficiency and ensures long-term productivity and growth. Sound corporate governance practices also ensure alignment with stockholder interests by promoting fairness, transparency, and accountability in business activities among employees, management, and the Board of Directors.

We maintain a corporate governance page on our website that includes key information about our corporate governance initiatives, including our Corporate Governance Guidelines, Code of Ethics, and charters for each of the committees of the Board of Directors, including the Audit Committee, the Compensation Committee, and the Nominating/Corporate Governance Committee. The corporate governance page can be found at www.illumina.com by clicking on “Company,” then “Investor Relations,” and then on “Corporate Governance.”

Board Leadership Structure

We separate the roles of Chief Executive Officer and Chairman of the Board in recognition of the differences between the two roles. Our CEO is responsible for setting the strategic direction for the Company and its day-to-day leadership and performance, while the Chairman of the Board provides guidance to the CEO and sets the agenda for board meetings and presides over meetings of the full board. The Board of Directors believes that this leadership structure is best for the Company at the current time, as it appropriately balances the need for the CEO to run the Company on a day-to-day basis with significant involvement and authority vested in an outside independent board member. Under our Corporate Governance Guidelines, our independent Chairman is responsible for:

•	preparing the agenda for board meetings with input from the CEO, the other board members, and the chairs of each board committee;

•	if appropriate, participating as an observer on any board committee on which he or she is not a member;

•	discussing the results of the CEO’s performance evaluation with the Compensation Committee and, together with the Chair of the Compensation Committee, with the independent members of the board; and

•	conveying to the CEO, together with the Chair of the Compensation Committee, the results of the CEO’s performance evaluation.

Board’s Role in Risk Oversight

The Board of Directors is responsible for overseeing our risk management. To assist its oversight function, the board has delegated many risk oversight functions to the Audit Committee. Under its charter, the Audit Committee is responsible for providing advice to the board with respect to our risk evaluation and mitigation processes, including, in particular, the processes utilized by management for identifying, evaluating, and mitigating strategic, financial, operational, regulatory, and external risks inherent in our business. The Audit Committee also oversees our internal audit function. In addition to the Audit Committee’s work in overseeing risk management, our full board regularly engages in discussions of the most significant risks that we face and how these risks are being managed, and the board receives reports on risk management from our senior officers and outside consultants engaged to provide an enterprise-level review of the risks facing the Company. The Compensation Committee also reviews compensation programs and benefits plans affecting employees generally (in addition to those applicable to our executive officers), and we do not believe that our compensation programs for employees generally are reasonably likely to have a material adverse effect on the Company.

Our senior executives provide the Board of Directors and its committees with regular updates about our strategies and objectives and the risks inherent within them at board and committee meetings and in regular reports. Board and committee meetings also provide a venue for directors to discuss issues with management. The Board of Directors and committees call special meetings when necessary to address specific issues. In addition, our directors have access to our management at all levels to discuss any matters of interest, including those related to risk. Those members of management most knowledgeable of the issues attend board meetings to provide additional insight into items being discussed, including risk exposures. In addition, the Company’s General Counsel and the Company’s Chief Financial Officer report directly to our President and Chief Executive Officer, providing him with visibility to our risk profile. The Board of Directors believes that the work undertaken by the Audit Committee, together with the work of the full board and the President and Chief Executive Officer, enables the board to effectively oversee our risk management function.

Committees of the Board of Directors

The Board of Directors has three standing committees to facilitate and assist the board in the execution of its responsibilities. These committees are currently the Audit Committee, the Compensation Committee, and the Nominating/Corporate Governance Committee. In accordance with The NASDAQ Global Select Market listing standards, all of the committees are comprised solely of non-employee, independent directors. Charters for each committee are available on our website at www.illumina.com by first clicking on “Company,” then “Investor Relations,” and then on “Corporate Governance.” The charter of each committee is also available in print to any stockholder who requests it.

The table below shows the current membership for each of the standing board committees:

Audit	Compensation	Nominating/Corporate Governance
Committee	Committee	Committee

A. Blaine Bowman, Chairperson	Roy A. Whitfield, Chairperson	Jack Goldstein, Ph.D., Chairperson
Karin Eastham, CPA	Daniel M. Bradbury	Karin Eastham, CPA(1)
Jack Goldstein, Ph.D.	Paul C. Grint, M.D.	William H. Rastetter, Ph.D.
William H. Rastetter, Ph.D.	William H. Rastetter, Ph.D.	David R. Walt, Ph.D.

(1)	Ms. Eastham will become the Chairperson of the Nominating/Corporate Governance Committee effective upon Dr. Goldstein’s retirement at the annual meeting.

Audit Committee

The Audit Committee currently consists of four directors, each of whom the Board of Directors has determined is independent within the meaning of the rules of The NASDAQ Global Select Market and Rule 10A-3 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”). The board determined that each member of the Audit Committee qualifies as an “audit committee financial expert,” as defined by Securities and Exchange Commission (“SEC”) rules adopted pursuant to the Sarbanes-Oxley Act of 2002. The Audit Committee held 10 meetings during fiscal 2009 and meets regularly in executive sessions. For more information on the responsibilities and activities of the Audit Committee see the Audit Committee Report on page 35.

Compensation Committee

The Compensation Committee currently consists of four directors, each of whom the Board of Directors has determined is independent within the meaning of the rules of The NASDAQ Global Select Market. The Compensation Committee is primarily responsible for reviewing and approving our general compensation policies and setting compensation levels for our executive officers and members of the Board of Directors. The compensation levels for our President and Chief Executive Officer are, additionally, subject to approval by the Board of Directors. The Compensation Committee also has the authority to administer our equity compensation plans. The Compensation Committee held five meetings and acted once by written consent during fiscal 2009. The Compensation Committee meets regularly in executive sessions. However, from time to time, various members of management and other employees as well as outside advisors or consultants may be invited by the Compensation Committee to make presentations, provide financial or other background information or advice, or otherwise participate in Compensation Committee meetings. The Chief Executive Officer may not participate in or be present during any deliberations or determinations of the Compensation Committee regarding his compensation or individual compensation objectives.

Mr. Flatley, our President and Chief Executive Officer, has been delegated limited authority to grant, without any further action required by the Compensation Committee, stock options and restricted stock units to employees who are not our officers or who do not report directly to him. The purpose of this delegation of authority is to enhance the flexibility of equity administration and to facilitate the timely grant of equity awards to non-management employees, particularly new employees, within specified limits approved by the Compensation Committee. At least annually, Mr. Flatley reports to the Compensation Committee on his exercise of this delegated authority during the preceding 12 months.

Nominating/Corporate Governance Committee

The Nominating/Corporate Governance Committee currently consists of four directors, each of whom the Board of Directors has determined is independent within the meaning of the rules of The NASDAQ Global Select Market. The Nominating/Corporate Governance Committee is responsible for identifying individuals qualified to serve as members of our Board of Directors, selecting nominees for election to the board, evaluating the performance of the board, reviewing the independence of directors, developing and recommending to the board corporate governance guidelines, and providing oversight with respect to corporate governance, director education programs, and ethical conduct. The Nominating/Corporate Governance Committee held five meetings during fiscal 2009.

Compensation Committee Interlocks and Insider Participation

Our executive compensation program has been administered by the Compensation Committee of our Board of Directors. None of the members of the Compensation Committee has been an officer or employee of ours. None of our current executive officers has ever served as a member of a board of directors or compensation committee of any other entity that has or has had one or more executive officers serving as a member of our Board of Directors or Compensation Committee during fiscal 2009.

Code of Ethics

We have adopted a code of ethics that applies to all of our directors, officers, and employees, including our principal executive officer and principal financial officer. This code of ethics is reviewed on an annual basis and modified as deemed necessary. Our code of ethics is available for download from our website, www.illumina.com, by first clicking on “Company,” then “Investor Relations,” and then on “Corporate Governance.” A copy of the Code of Ethics may also be obtained free of charge, from us upon a request directed to Illumina, Inc., 9885 Towne Centre Dr., San Diego, California 92121, Attention: Investor Relations. We will disclose within four business days any substantive changes in or waivers of the Code of Ethics granted to our principal executive officer, principal financial officer, principal accounting officer, or controller, or persons performing similar functions, by posting such information on our website as set forth above rather than by filing a Form 8-K with the SEC.

DIRECTOR NOMINATION

Criteria for Board Membership.  The Board of Directors has delegated to the Nominating/Corporate Governance Committee the responsibility for reviewing and recommending to the board nominees for director. In accordance with our Corporate Governance Guidelines, the Nominating/Corporate Governance Committee, in evaluating board candidates, considers factors such as depth and breadth of experience, wisdom, integrity, ability to make independent analytical inquiries, understanding of our business environment, and willingness to devote adequate time to board duties, all in the context of an assessment of the needs of the board at the time. The Nominating/Corporate Governance Committee seeks to ensure that at least a majority of directors are independent under the rules of The NASDAQ Global Select Market, that members of our Audit Committee meet the financial literacy and sophistication requirements under the rules of The NASDAQ Global Select Market, and at least one of them qualifies as an “audit committee financial expert” under the rules of the SEC.

The Nominating/Corporate Governance Committee’s objective is to maintain a board of individuals of the highest personal character, integrity, and ethical standards, and that reflects a range of professional backgrounds and skills relevant to our business. For each of the nominees to the board, the biographies shown above highlight the experiences and qualifications that were viewed as being among the most important by the Nominating/Corporate Governance Committee in concluding that the nominee should serve as a director of the Company. The Nominating/Corporate Governance Committee considers diversity as one of many, but not dispositive, factors in identifying nominees for director, including personal characteristics such as race and gender, as well as diversity in the experience and skills that contribute to the board’s performance of its responsibilities in the oversight of a complex and highly-competitive global business. The Nominating/Corporate Governance Committee does not assign specific weights to particular criteria and no particular criterion is necessarily applicable to all prospective nominees.

Process for Identifying and Evaluating Nominees.  The Nominating/Corporate Governance Committee believes we are well-served by our current directors. In the ordinary course, absent special circumstances or a material change in the criteria for board membership, the Nominating/Corporate Governance Committee will re-nominate incumbent directors who continue to be qualified for board service and are willing to continue as directors. If an incumbent director is not standing for re-election, or if a vacancy on the board occurs between annual stockholder meetings, the Nominating/Corporate Governance Committee will seek out potential candidates for board appointment who meet the criteria for selection as a nominee and have the specific qualities or skills being sought. In addition, from time to time the board may seek to expand its ranks to bring in new board members with special skills and/or experience relevant and useful to us at our particular stage of development. Director candidates will be selected based on input from members of our Board of Directors, our senior management, and, if the Nominating/Corporate Governance Committee deems appropriate, a third-party search firm. The Nominating/Corporate Governance Committee will evaluate each candidate’s qualifications and check relevant references; in addition, such candidates will be interviewed by at least one member of the Nominating/Corporate Governance Committee. Candidates meriting serious consideration will meet with all members of the Board of Directors. Based on this input, the Nominating/Corporate Governance Committee will evaluate which of the prospective candidates is qualified to serve as a director and whether the committee should recommend to the board that this candidate be appointed to fill a current vacancy on the board or presented for the approval of the stockholders, as appropriate.

Stockholder Nominees.  The Nominating/Corporate Governance Committee will consider written proposals from stockholders for nominees for director under the same criteria described above but, based on those criteria, may not necessarily recommend those nominees to the Board of Directors. Any such nominations should be submitted to the Nominating/Corporate Governance Committee, via the attention of our Secretary, and should include the following information:

•	all information relating to such nominee that is required to be disclosed pursuant to the Exchange Act (including such person’s written consent to a background check, to being named in the proxy statement as a nominee, and to serving as a director, if elected);

•	the names and addresses of the stockholders making the nomination and the number of shares of our common stock that are owned beneficially and of record by such stockholders; and

•	appropriate biographical information and a statement as to the qualification of the nominee, including the specific experience, qualifications, attributes, or skills of the nominee, demonstrating the relevance and usefulness to our company of such experience, qualifications, attributes, and/or skills at our particular stage of development.

Nominations should be submitted in the timeframe described in our Bylaws and under the caption “Stockholder Proposals for our 2011 Annual Meeting” below.

From time to time, we have retained and may in the future retain the services of an independent third-party search firm to assist the Nominating/Corporate Governance Committee in identifying and evaluating potential candidates.

COMMUNICATIONS WITH THE BOARD OF DIRECTORS

All interested parties who wish to communicate with the Board of Directors or any of the non-management directors may do so by sending a letter to the Corporate Secretary, Illumina, Inc., 9885 Towne Centre Dr., San Diego, California 92121, and should specify the intended recipient or recipients. All such communications will be forwarded to the appropriate director or directors for review, except for spam, junk mail, mass mailings, product complaints or inquiries, job inquiries, surveys, business solicitations or advertisements, or patently offensive or otherwise inappropriate material.

In addition, you may send, in an envelope marked “Confidential,” a written communication to the Chair of the Audit Committee, via the attention of our Corporate Secretary, at Illumina, Inc., 9885 Towne Centre Dr., San Diego, California 92121. All such envelopes will be delivered unopened to the Chairperson of our Audit Committee.

DIRECTOR AND EXECUTIVE OFFICER STOCK OWNERSHIP POLICY

In March 2010, the Board of Directors, acting on the recommendation of the Compensation Committee, adopted stock ownership guidelines that are applicable to each of our non-employee directors, each of our executive officers who is subject to restrictions of Section 16 of the Exchange Act, and each of our executive officers having a title of “Senior Vice President” or above. Under the ownership guidelines each individual subject to the guidelines is expected to own and hold shares of our common stock having an aggregate value at least equal to:

•	with respect to non-employee directors, three times the annual cash retainer paid to non-employee directors for serving as a director, without regard to committee or chairperson assignments; and

•	with respect to executive officers, such executive officer’s base salary.

Under the ownership guidelines, each individual subject to the guidelines is required to achieve compliance with the applicable ownership levels set forth above within three years from the date such individual director or officer first became subject to the guidelines, subject to the following phase-in period:

•	1/3 of the ownership requirement is to be achieved by the end of the first year;

•	2/3 of the ownership requirement is to be achieved by the end of the second year; and

•	100% of the ownership requirement is to be achieved by the end of the third year.

Unvested shares of restricted stock, unvested restricted stock units (RSUs), and unexercised stock options do not count towards satisfaction of the ownership guidelines.

During such time as a covered officer or director is not in compliance with his or her applicable ownership guidelines (including any applicable phase-in period), such officer or director is required to retain an amount equal to 100% of the net shares of common stock received as a result of the vesting of restricted stock or RSUs. For purposes of the ownership guidelines, “net shares” are those shares that remain after shares are sold or netted to pay withholding taxes.

DIRECTOR COMPENSATION

Our directors play a critical role in guiding our strategic direction and overseeing the management of the Company. Ongoing developments in corporate governance and financial reporting have resulted in an increased demand for such highly qualified and productive public company directors. The many responsibilities and risks and the substantial time commitment of being a director of a public company require that we provide adequate incentives for our directors’ continued performance by paying compensation commensurate with our directors’ workload. Our non-employee directors are compensated based upon their respective levels of board participation and responsibilities, including service on board committees. Directors who are our employees, such as Mr. Flatley, receive no separate compensation for their services as directors.

Our director compensation is overseen by the Compensation Committee, which makes recommendations to the Board of Directors on the appropriate amount and structure of our programs in light of then-current competitive practice. The Compensation Committee typically receives advice and recommendations from a compensation consultant with respect to its determination on director compensation matters.

We use a combination of cash and stock-based compensation to attract and retain qualified candidates to serve on the Board of Directors.

Cash Compensation

During fiscal 2009, each of our non-employee directors received an annual cash retainer of $50,000, and the Chairman of the Board received an additional $20,000. In January 2010, the Compensation Committee determined not to make any changes to the foregoing annual retainers for the fiscal year ending on January 2, 2011.

In addition, during fiscal 2009 each of our non-employee directors serving on one or more board committee received the applicable fees set forth below.

	Fiscal 2009 Board Committee Fees ($)
	Audit	Compensation	Nominating/Corporate
	Committee	Committee	Governance Committee

Chairperson	20,000	12,000	6,000
Member	12,500	7,500	3,000

In January 2010, the Board of Directors, acting on the recommendation of the Compensation Committee, determined to increase the cash fees paid to non-employee directors serving on board committees during the fiscal year ending on January 2, 2011 to those noted in the table below. The committee fees were increased in order to move the total cash compensation closer to the 50th percentile when measured against the companies in our compensation peer group (identified in the “Compensation Discussion and Analysis”) and in recognition of the increased demands expected to be placed on our Compensation Committee and Nominating/Governance Committee, in particular, as a result of executive compensation and corporate governance regulations that will likely be implemented in 2010.

	Fiscal 2010 Board Committee Fees ($)
	Audit	Compensation	Nominating/Corporate
	Committee	Committee	Governance Committee

Chairperson	25,000	15,000	12,500
Member	15,000	10,000	7,000

Equity Compensation

In connection with our 2009 annual meeting of stockholders, each of our non-employee directors received a stock option grant of 15,000 shares and an award of 2,000 restricted stock units, or RSUs, in each case granted under our Amended and Restated 2005 Stock and Incentive Plan. These annual awards vest on the earlier of (i) the one year anniversary of the grant date of the option or award and (ii) the date immediately preceding the date of the annual meeting of our stockholders for the year following the year of grant of the option or award.

In January 2010, the Board of Directors, acting on the recommendation of the Compensation Committee, determined to modify the equity compensation non-employee directors are eligible to receive in order to better align the director equity compensation program with the executive equity compensation program and to reflect the increase in the value of our shares. For the fiscal year ending on January 2, 2011, non-employee directors will be eligible to receive:

•	upon first joining the Board of Directors, a one-time stock option grant of 28,000 shares and an award of 4,000 RSUs, which grant or award is to be made automatically on the date the individual is elected a director, whether by stockholder approval or appointment by the board, with a stock option exercise price equal to the fair market value of our common stock on the grant date. Both the stock options and the RSUs will vest over four years, with 25% vesting at the end of the first year following the grant date of the option or award and the remaining portion vesting monthly thereafter; and

•	annual stock option grants of 13,500 shares and awards of 1,800 RSUs, which grant or award is to be made automatically on the date of each annual stockholder meeting, with a stock option exercise price equal to the fair market value of our common stock on the grant date. Both the stock options and the RSUs will vest on the earlier of (i) the one year anniversary of the grant date of the option or award and (ii) the date immediately preceding the date of the annual meeting of our stockholders for the year following the year of grant of the option or award.

Directors who receive RSUs are given the opportunity, at the time they execute award agreements providing for the RSU grant, to elect to receive, at the time the RSU vests, a portion of the award in cash rather than in shares in order to enable the director to satisfy his or her obligation to pay the federal income tax that becomes due at the time of such vesting.

In addition to the cash and equity compensation described above, we reimburse our non-employee directors for their expenses incurred in connection with attending board and committee meetings. We do not provide directors with additional compensation for attending board or committee meetings.

Fiscal Year 2009 Non-Employee Director Compensation

					Change in
					Pension Value
	Fees				and
	Earned or			Non-Equity	Nonqualified
	Paid in	Stock	Option	Incentive Plan	Deferred	All Other
	Cash	Awards	Awards	Compensation	Compensation	Compensation	Total
Name(1)	($)	($)(2)	($)(2)	($)	Earnings	($)	($)

William H. Rastetter	93,000	72,580	268,955	—	—	—	434,535
A. Blaine Bowman	66,250	72,580	268,955	—	—	—	407,785
Daniel M. Bradbury	63,750	72,580	268,955	—	—	—	405,285
Karin Eastham	70,000	72,580	268,955	—	—	—	411,535
Jack Goldstein	62,250	72,580	268,955	—	—	—	403,785
Paul C. Grint	59,000	72,580	268,955	—	—	—	400,535
David R. Walt	53,000	72,580	268,955	—	—	—	394,535
Roy A. Whitfield	59,750	72,580	268,955	—	—	—	401,285

(1)	Jay T. Flatley, our President and Chief Executive Officer, is not included in this table as he is our employee and receives no additional compensation for his service as a director. The compensation received by Mr. Flatley as our employee is shown in the Summary Compensation Table on page 32.

(2)	The expense for stock and option awards reflect the grant date fair value of awards granted during fiscal 2009. Assumptions used in the calculation of these amounts are included in Note 1 to our audited consolidated financial statements for fiscal 2009, included in our Annual Report on Form 10-K filed with the SEC on February 26, 2010.

As of January 3, 2010, each non-employee director had the following number of options to acquire shares of common stock outstanding:

Name	Number of Shares

William H. Rastetter	162,000
A. Blaine Bowman	84,456
Daniel M. Bradbury	92,800
Karin Eastham	92,000
Jack Goldstein	90,000
Paul C. Grint	106,000
David R. Walt	162,000
Roy A. Whitfield	64,000

STOCK OWNERSHIP OF
PRINCIPAL STOCKHOLDERS AND MANAGEMENT

The following table sets forth the number of shares of our common stock beneficially owned by each of our directors and director nominees and each executive officer names in the Summary Compensation Table (the “Named Executive Officers”), and by all of our directors, director nominees, and executive officers as a group.

The information set forth below is as of February 28, 2010 and is based upon information supplied or confirmed by the named individuals. The address of each person named in the table below is c/o Illumina, Inc., 9885 Towne Centre Dr., San Diego, California 92121.

		Stock Options
	Common Stock	Exercisable Within
	Beneficially Owned	60 Days of	Total Common
	(Excluding Stock	February 28,	Stock Beneficially	Percent of
Name of Beneficial Owner	Options)(1)	2010	Owned(1)	Common Stock(2)

Jay T. Flatley(3)	456,154	1,730,728	2,186,882	1.8%
Christian O. Henry	2,891	246,940	249,831	*
Christian G. Cabou(4)	5,628	95,061	100,689	*
Gregory F. Heath	2,574	148,281	150,855	*
Tristan B. Orpin	11,587	285,396	296,983	*
William H. Rastetter(5)	88,680	147,000	235,680	*
A. Blaine Bowman	2,000	69,456	71,456	*
Daniel M. Bradbury	137	70,600	70,737	*
Karin Eastham	1,200	77,000	78,200	*
Jack Goldstein	1,200	75,000	76,200	*
Paul C. Grint	1,200	91,000	92,200	*
David R. Walt(6)	1,197,106	147,000	1,344,106	1.1%
Roy A. Whitfield	1,200	46,000	47,200	*
All directors, director nominees, and executive officers as a group (14 persons, including those directors and executive officers named above)	1,772,082	3,339,356	5,111,438	4.1%

*	Represents beneficial ownership of less than one percent (1%) of the issued and outstanding shares of common stock.

(1)	Includes shares of stock beneficially owned as of February 28, 2010. Also includes restricted stock units, or RSUs, vesting within 60 days of February 28, 2010. An RSU represents a conditional right to receive one share of our common stock at a specified future date.

(2)	Percentage ownership is based on 121,067,187 shares of common shares of common stock outstanding on February 28, 2010.

(3)	Includes 25,000 shares owned by Mr. Flatley’s children.

(4)	Includes 1,000 shares for which Mr. Cabou shares voting power with his spouse.

(5)	Includes 1,170 shares beneficially owned by Dr. Rastetter’s former spouse.

(6)	Includes 82,960 shares owned by Dr. Walt’s spouse, 11,480 shares held in trust for Dr. Walt’s children, and 9,080 shares held in the name of Dr. Walt’s children.

The following table sets forth, as of February 28, 2010, the amount of beneficial ownership of each beneficial owner of more than five percent of our common stock:

		Percent of
	Common Stock	Common
Name and Address of Beneficial Owner	Beneficially Owned	Stock(1)

FMR LLC(2) 82 Devonshire Street Boston, MA 02109	13,877,566	11.4%
Morgan Stanley(3) 1585 Broadway New York, NY 10036	13,490,939	11.1%
T. Rowe Price Associates, Inc.(4) 100 E. Pratt Street Baltimore, MD 21202	7,313,651	6.0%
Sands Capital Management, LLC(5) 1101 Wilson Blvd. Suite 2300 Arlington, VA 22209	6,452,895	5.3%
AXA Financial, Inc.(6) 1290 Avenue of the Americas New York, NY 10104	6,364,530	5.3%

(1)	Percentage ownership is based on 121,067,187 shares of common shares of common stock outstanding on February 28, 2010.

(2)	This information is based on a Schedule 13G filed with the SEC on February 16, 2010. FMR LLC reports that it has sole voting power with respect to 427,477 shares and sole dispositive power with respect to 13,877,566 shares. We understand that Fidelity Management & Research Company (“Fidelity”), a wholly-owned subsidiary of FMR LLC and an investment adviser, is the beneficial owner of 13,450,989 shares as a result of acting as investment adviser to various investment companies (the “Fidelity Funds”). We understand that the number of shares owned by Fidelity Funds included 555,693 shares resulting from the assumed conversion of certain warrants. We understand that Edward C. Johnson, III, and FMR LLC, through its control of Fidelity, and the Fidelity Funds each has sole power to dispose of the 13,450,989 shares owned by the Fidelity Funds. We understand that neither FMR LLC nor Edward C. Johnson, III, Chairman of FMR LLC, has the sole power to vote or direct the voting of the shares owned directly by the Fidelity Funds, which power resides with the Fidelity Funds’ Boards of Trustees. Fidelity carries out the voting of the shares under written guidelines established by the Fidelity Funds’ Boards of Trustees.

(3)	This information is based on a Schedule 13G filed with the SEC on February 12, 2010. Morgan Stanley reports that it has sole voting power with respect to 13,225,264 shares and sole dispositive power with respect to 13,490,939 shares. We understand that the shares being reported on by Morgan Stanley as a parent holding company are owned, or may be deemed to be beneficially owned, by Morgan Stanley Investment Management Inc., an investment adviser and a wholly-owned subsidiary of Morgan Stanley.

(4)	This information is based on a Schedule 13G filed with the SEC on February 12, 2010. T. Rowe Price Associates, Inc. reports that it has sole voting power with respect to 1,579,251 shares and sole dispositive power with respect to 7,313,651 shares. We understand that the ultimate power to direct the receipt of dividends paid with respect to, and the proceeds from the sale of, such shares, is vested in the individual and institutional clients which T. Rowe Price Associates, Inc. serves as investment adviser.

(5)	This information is based on a Schedule 13G filed with the SEC on February 12, 2010. Sands Capital Management, LLC reports that it has sole voting power with respect to 3,999,188 shares and sole dispositive power with respect to 6,452,895 shares and that such shares are beneficially owned by clients of Sands Capital Management, LLC.

(6)	This information is based on a Schedule 13G filed with the SEC on February 12, 2010, by (i) AXA Assurances I.A.R.D. Mutuelle and AXA Assurances Vie Mutuelle (collectively, the “Mutuelles AXA”), (ii) AXA, and (iii) AXA Financial, Inc. (“AXA Financial”). The Mutuelles AXA entities and AXA reported sole voting power with respect to 6,205,423 shares and sole dispositive power with respect to 6,364,530 shares, and AXA Financial reported sole voting power with respect to 6,147,268 shares and sole dispositive power with respect to 6,306,375 shares. These entities also reported that (i) AllianceBernstein L.P., a subsidiary of AXA Financial, holding shares on behalf of unaffiliated third-party client accounts, has sole voting power with respect to 6,070,718 shares and sole dispositive power with respect to 6,229,825 shares, and (ii) AXA Equitable Life Insurance Company, a subsidiary of AXA Financial, has sole voting and dispositive power with respect to 76,550 shares. The address of the Mutuelles AXA is 26, rue Drouot, 75009 Paris, France. The address of AXA is 25, avenue Matignon, 75008 Paris, France.

EXECUTIVE OFFICERS

The following table sets forth the names, ages, positions, and business experience during the past five years of our executive officers as of March 26, 2010:

Jay T. Flatley, age 57
President & Chief Executive Officer
• 1999 — present, present position
• Joined Illumina 1999

Christian G. Cabou, age 60
Senior Vice President, General Counsel & Secretary
• 2006 — present, present position

•	2001-2006: general counsel for GE Global Research, General Electric Company’s advanced industrial research and development industrial laboratories
• Joined Illumina 2006

Gregory F. Heath, Ph.D., age 52
Senior Vice President & General Manager, Diagnostics
• 2008 — present, present position

•	2004 — 2008: senior vice president for Roche Molecular Systems, Inc., responsible for its global molecular diagnostics business (2006-2008), global marketing and business development (2005-2006), and global product marketing (2004-2005)
• Joined Illumina 2008

Christian O. Henry, age 42
Senior Vice President, Chief Financial Officer & General Manager, Life Sciences
• 2010 — present, present position

•	2009 — 2010: Senior Vice President, Corporate Development & Chief Financial Officer
•	2006 — 2009: Senior Vice President and Chief Financial Officer
•	2005 — 2006: Vice President and Chief Financial Officer
•	2003 — 2005: chief financial officer for Tickets.com, a publicly traded, online ticket provider that was acquired by Major League Baseball Advanced Media, LP
• Joined Illumina 2005

Tristan B. Orpin, age 44
Senior Vice President, Commercial Operations
• 2007 — present, present position
• 2002 — 2007: Vice President of Worldwide Sales
• Joined Illumina 2002

Mostafa Ronaghi, Ph.D., age 41
Senior Vice President & Chief Technology Officer
• 2008 — present, present position

•	2002 — 2008: principal investigator at Stanford University, where Dr. Ronaghi focused on the development of novel tools for molecular diagnostic applications
•	2007 — 2008: chairman and chief scientific officer for Avantome, Inc., a privately-held sequencing company co-founded by Dr. Ronaghi and acquired by Illumina in 2008
• Joined Illumina 2008

COMPENSATION DISCUSSION AND ANALYSIS

The following discussion and analysis provides disclosure of the objectives and practices underlying the compensation programs for our “named executive officers” during fiscal 2009 who are:

•	Jay T. Flatley — President & Chief Executive Officer

•	Christian O. Henry — Senior Vice President, Chief Financial Officer & General Manager, Life Sciences

•	Christian G. Cabou — Senior Vice President, General Counsel & Secretary

•	Gregory F. Heath — Senior Vice President & General Manager, Diagnostics

•	Tristan B. Orpin — Senior Vice President, Commercial Operations

Compensation programs for the named executive officers are subject to approval by the Compensation Committee. Compensation programs for the President and Chief Executive Officer are, additionally, subject to approval by the Board of Directors.

Compensation Philosophy and Objectives

Our executive compensation and benefit programs aim to encourage our management team to continually pursue strategic opportunities, while effectively managing our day-to-day operations. Specifically, we have created a compensation package that combines short- and long-term components (cash and equity, respectively) at the levels we believe are most appropriate to motivate and reward our senior management team.

Our executive compensation program is designed to achieve four primary objectives:

•	attract, retain, and reward executives who contribute to our success;

•	provide economic incentives for executives to achieve business objectives by linking executive compensation with our overall performance;

•	strengthen the relationship between executive pay and stockholder value through the use of long-term compensation; and

•	reward individuals for their specific contributions to our success.

During fiscal 2009, the Compensation Committee retained Radford Surveys + Consulting, an Aon Consulting Company, as the Compensation Committee’s advisor reporting directly to the Chairperson. The Compensation Committee maintains sole authority to retain and determine the work to be performed by Radford. During fiscal 2009, the Compensation Committee directed Radford to conduct a comprehensive formal review and analysis of our executive compensation and incentive programs relative to competitive benchmarks. This review consisted of a benchmarking analysis of our executive compensation philosophy and practices against prevailing market practices of identified peer group companies and broader industry trends. The analysis included the review of the total compensation of each named executive officer and all senior managers with respect to the individual components of base salary, incentive cash compensation (annual bonus), and equity compensation. It was based on an assessment of market trends covering available public information in addition to proprietary data provided by Radford. The peer group was developed considering companies within the industry that have similar business challenges and complexities where we might recruit and lose executive talent. The Compensation Committee considered a number of factors in defining the market, including industry competitors of similar revenue range, growth rates, employee size, and market capitalization range that we believe reflects the market for talent and stockholder investment. Many of the industry competitors are located in our geographical area, which reflects high-cost of living areas and therefore impacts rate of pay.

The following companies made up the compensation peer group for fiscal 2009:

• Affymetrix, Inc.	• Inverness Medical Innovations, Inc.
• Beckman Coulter, Inc.	• Life Technologies Corporation
• The Cooper Companies, Inc.	• National Instruments Corporation
• Edwards Lifesciences Corporation	• PerkinElmer, Inc.
• Gen-Probe, Incorporated	• QIAGEN N.V.
• Hologic, Inc.	• ResMed, Inc.
• IDEXX Laboratories, Inc.	• Varian, Inc.
• Intuitive Surgical, Inc.	• Waters Corporation

The fiscal 2009 compensation peer group was adjusted from the prior fiscal year peer group to remove Amylin Pharmaceuticals, Inc. as a result of Mr. Bradbury, who is Amylin’s chief executive officer, joining the Compensation Committee. The list of companies in our compensation peer group will be reviewed annually by the Compensation Committee.

We target our total compensation for executives at between the 50th and 60th percentile of compensation paid to executives within our compensation peer group. We may deviate from these general target levels to reflect the experience level of the executive, the executive’s sustained performance level, and market factors as deemed appropriate by the Compensation Committee. The Compensation Committee reviews the information prepared by management from the Radford assessment, considers an executive’s contribution to the achievement of our strategic goals and objectives, the executive’s overall compensation, and other factors to determine the appropriate level and mix of incentive compensation. An executive’s compensation is not determined by formula but, instead, in comparison to market and within our company to positions with similar responsibility and impact on operations.

Role of the Compensation Committee

The Compensation Committee has overall responsibility for approving and evaluating our executive officer compensation plans, policies, and programs. The Board of Directors has determined that each member of the Compensation Committee is independent within the meaning of the rules of The NASDAQ Global Select Market. The Compensation Committee functions under a written charter, which was adopted by the Board of Directors. The charter is reviewed annually and updated as appropriate. A copy of the charter is available on our website at www.illumina.com by clicking on “Company,” then “Investor Relations,” and then on “Corporate Governance.”

The primary responsibilities of the Compensation Committee are to:

•	recommend to the Board of Directors the amount and form of compensation to be paid to our Chief Executive Officer based on his performance;

•	review and approve the amount and form of compensation to be paid to our other executive officers and senior level employees;

•	exercise oversight of our compensation practices for all other non-executive employees; and

•	administer our equity compensation plans.

The Compensation Committee meets as often as it considers necessary to perform its duties and responsibilities. The Compensation Committee held five meetings during fiscal 2009 and has held two meetings so far in 2010. The Chairperson works with the Chief Executive Officer and the Vice President of Human Resources to establish the meeting agenda in advance of each meeting. The Compensation Committee typically meets with the Chief Executive Officer, Chief Financial Officer, General Counsel, Vice President of Human Resources, our external counsel, and, on occasion, with an independent compensation consultant retained by the Compensation Committee. When appropriate, such as when the Compensation Committee is discussing or evaluating compensation for the Chief Executive Officer, the Compensation Committee meets in executive session without management. The Compensation Committee receives and reviews materials in advance of each meeting. These materials include information that management believes will be helpful to the

Compensation Committee, as well as materials that the Compensation Committee has specifically requested, including benchmark information, historical compensation data, performance metrics and criteria, the Board of Directors’ assessment of our performance against our goals, and the Chief Executive Officer’s assessment of each executive’s performance against pre-determined, individual objectives.

Components and Analysis of Fiscal 2009 Executive Compensation

For fiscal 2009, the principal elements of our executive compensation program are summarized in the following table and described in more detail below.

Relationship to
Compensation Element	Designed to Reward	Compensation Objectives

Base Salary	Experience, knowledge of the industry, duties, and scope of responsibility	Provides a minimum, fixed level of cash compensation to attract and retain talented executives who can successfully implement our business strategy
Annual Cash Bonus	Success in achieving annual results	Motivate and reward executives to achieve or exceed annual financial and personal performance goals
Long-Term Equity Compensation	Success in achieving long-term results	Align the executives’ interests with long-term stockholder interests in order to increase overall stockholder value
Motivate and reward executives for achieving long-term results
Retain key executives in a competitive market for talent

Base Salary

Base salary, which is determined by the level of responsibility, expertise, experience, and sustained performance level of the executive and competitive conditions in the industry, is the primary fixed component of our executive compensation program. Based on the experience of the Compensation Committee members and information derived from the Radford assessment, the Compensation Committee believes that the salaries of our executive officers fall within the normal ranges of the life sciences industry.

Salary levels are considered each January as part of our executive performance review process, as well as upon promotion or other change in job responsibility. The Compensation Committee met on January 22, 27, and 28, 2010 to review fiscal 2009 corporate and executive goal performance, make determinations for fiscal 2009 bonus awards based on the performance reviews, and establish the fiscal 2010 executive compensation plan, including determinations of fiscal 2010 base salary levels. The Compensation Committee believes that increases to base salary should reflect the executive’s performance for the preceding year and pay level relative to similar positions in our peer group. Base salary increases also reflect anticipated future contributions of the executive.

As illustrated in the table below, the average salary increase for all named executive officers in fiscal 2009 was 6.9%, reflecting strong growth in annual revenue, operating income, and market capitalization and the worldwide growth of our business during the preceding fiscal year. The average salary increase for all named executive officers for fiscal 2010 is projected at 4.6%.

	2008 Base	2009 Base	2010 Base	% Increase
Named Executive Officer	Salary ($)	Salary ($)	Salary ($)	2009	2010

Jay T. Flatley(1)	650,000	725,000	750,000	11.5%	3.4%
Christian O. Henry(2)	345,000	377,300	413,600	9.4%	9.6%
Christian G. Cabou	337,000	353,900	368,100	5.0%	4.0%
Gregory F. Heath	370,000	384,800	394,400	4.0%	2.5%
Tristan B. Orpin	351,000	366,800	379,600	4.5%	3.5%

(1)	The comparatively larger increase to Mr. Flatley’s salary for fiscal 2009 resulted from the Compensation Committee’s determination that Mr. Flatley’s salary was below the 50th percentile of base salaries paid to CEOs within our compensation peer group. This increase resulted in Mr. Flatley’s salary being at the 50th percentile of the CEO base salaries in our compensation peer group.

(2)	The comparatively larger increase to Mr. Henry’s salary for the 2009 and 2010 fiscal years resulted from the Compensation Committee’s recognition of Mr. Henry’s increased responsibilities acting as our Chief Financial Officer while at the same time overseeing our corporate development functions during 2009, in addition to becoming General Manager of our Life Sciences Business Unit as of February 28, 2010.

The Chief Executive Officer makes recommendations to the Compensation Committee for base salary actions based on performance and current pay relative to market practices for executive officers, other than himself. The Compensation Committee reviews these recommendations, makes any adjustments it considers necessary, and then approves the salary changes. The Compensation Committee recommends to the Board of Directors the base salary for our Chief Executive Officer based on performance and his current pay relative to other chief executives in our peer group. Following the above increases, all named executive officers are within the competitive norms according to the Radford data compiled for use by the Compensation Committee.

Annual Cash Bonus

In general, annual bonuses are paid out under our Variable Compensation Plan, or VCP. The VCP is an “at-risk” bonus compensation arrangement designed to foster a performance-oriented culture, where individual performance is aligned with organizational objectives. The VCP provides guidelines for the calculation of annual non-equity, incentive-based compensation, subject to the Compensation Committee’s oversight and modification. Any executive that is hired during the year on or prior to October 1 is eligible to participate in the VCP for that year. Any bonus received by such executive is prorated based on the number of months the executive served during the year of hire.

Target Cash Bonus Amounts and Weighted Components

For fiscal 2009, the VCP as approved by the Compensation Committee established target cash bonus amounts, calculated as a percentage of an executive officer’s base salary. The target cash bonus amount as a percentage of base salary was 85% for our President and Chief Executive Officer, Mr. Flatley, and for each other named executive officer it was 55%.

Under the VCP, the target cash bonus amount is divided into three separate components with the following weighting (as a % of the target cash bonus amount):

•	50% based on the achievement of corporate revenue objectives (the “revenue VCP target”);

•	30% based on the achievement of corporate operating income objectives (the “operating income VCP target”); and

•	20% based on the achievement of individual performance objectives (the “individual performance VCP target”).

The Compensation Committee and the Board of Directors approve minimum, threshold, target, and maximum levels for each component of the revenue and operating income VCP targets. Payments of the applicable component of the annual cash bonus awards are based upon the achievement of such objectives for the year. No payouts are earned for a component if the minimum level is not achieved. Target levels represent our desired level of performance that the Compensation Committee and the Board of Directors believe are both attainable and practical based on a realistic estimate of our future financial performance. Maximum levels are designed to motivate and reward realistically achievable superior performance.

At the beginning of each year, the Chief Executive Officer develops corporate objectives focused primarily on financial performance and other critical corporate goals, such as new product introductions, market penetration, infrastructure investments, and consistency of operating results. The corporate objectives are based on our annual operating plan, which is approved by the Board of Directors in January of each year. In addition, the Chief Executive Officer, together with each executive eligible to participate in the VCP, develops a corresponding set of objectives to measure individual performance for the year. The corporate and individual objectives for all named executive officers are reviewed by the Compensation Committee, and the Compensation Committee and the Board of Directors approve the corporate objectives and the individual objectives for the Chief Executive Officer.

Upon completion of the fiscal year, the Compensation Committee and the Board of Directors assess our performance for each corporate financial objective of the annual bonus comparing the actual fiscal year results to the pre-determined minimum, threshold, target, and maximum levels for each objective and an overall percentage amount for the corporate financial objectives is calculated. The Compensation Committee (and the Board of Directors with respect to the Chief Executive Officer) also reviews the performance of each named executive officer against such officer’s individual objectives, and an overall percentage amount for the individual performance objectives is calculated. The Compensation Committee and the Board of Directors can use their discretion when determining the pay for our executive officers and also the attainment of individual and corporate performance goals.

Revenue VCP Target

During fiscal 2009, each executive had the potential to earn up to a maximum of 130% of the revenue VCP target based on the Company’s performance against the following revenue objectives for fiscal 2009 (with the bonus amount calculated as a linear ratio for points between the minimum, threshold, target, and maximum):

	Minimum	Threshold	Target	Maximum

Revenue Objective ($ in millions)	659	685	720	745
% of Revenue VCP Target Paid	50%	95%	100%	130%

Operating Income VCP Target

During fiscal 2009, each executive had the potential to earn up to a maximum of 130% of the operating income VCP target based on the Company’s performance against the following operating income objectives for fiscal 2009 (with the bonus amount calculated as a linear ratio for points between the minimum, threshold, target, and maximum):

	Minimum	Threshold	Target	Maximum

Operating Income Objective ($ in millions)(1)	171	190	218	225
% of Revenue VCP Target Paid	50%	95%	100%	130%

(1)	Operating income is defined as income from operations, excluding stock compensation expense, merger related charges, interest, and other revenue and income tax expenses.

Example Calculation

We have included a hypothetical example to demonstrate the calculation. For example, assume Executive A’s base salary for fiscal 2009 was $350,000 and that Executive A’s target cash bonus amount as a percentage of base salary was set at 55%. Executive’s A’s target bonus amount would be $192,500 (i.e., 55% x $350,000). Assuming that Executive A exceeded or outperformed all of his or her individual performance goals, Executive A’s potential bonus under the minimum, threshold, target, and maximum financial objective levels would be determined as follows:

					At or
	Below	At	At		Greater than
	Minimum ($)	Minimum ($)	Threshold ($)	At Target ($)	Maximum ($)

Revenue VCP Target (50% x $192,500 = $96,250)	—	48,125	91,438	96,250	125,125
Operating Income VCP Target (30% x $192,500 = $57,750)	—	28,875	54,863	57,750	75,075
Individual Performance VCP Target (20% x $192,500 = $38,500)	38,500	38,500	38,500	38,500	38,500

Total	38,500	115,500	184,801	192,500	238,700

Fiscal 2009 Annual Cash Bonus Payments

The following is a table of the fiscal 2009 bonus opportunities as a percentage of base salary and the actual bonuses earned in fiscal 2009 by each named executive officer:

	2009 Target		Actual Bonus	2010 Target
	Bonus as a % of	Actual Bonus	Payout as a % of	Bonus as a % of
Named Executive Officer	Base Salary	Payout ($)(1)	Base Salary	Base Salary

Jay T. Flatley(2)	85%	498,731	69%	100%
Christian O. Henry	55%	159,600	42%	55%
Christian G. Cabou	55%	153,600	43%	55%
Gregory F. Heath	55%	154,300	40%	55%
Tristan B. Orpin	55%	159,200	43%	55%

(1)	These bonuses were paid in February 2010 and reflect fiscal 2009 revenue of $666.3 million and operating income of $210.1 million. Accordingly, the revenue VCP component paid out at 62.7% and the operating income VCP component paid out at 98.6%.

(2)	For the fiscal year ending January 2, 2011, the Compensation Committee increased Mr. Flatley’s 2010 target bonus as a percentage of salary to 100% in order to move the target bonus percentage closer to the 50th percentile when measured against the companies in our compensation peer group.

Cash bonus awards made to named executive officers under the annual bonus award program for performance in fiscal 2007 and 2008 are reflected in the column titled “Non-Equity Incentive Plan Compensation” of the Summary Compensation Table on page 32. These bonuses were paid in February 2008 and February 2009, respectively.

Long-Term Equity Compensation

The Compensation Committee believes it is appropriate to align the interests of executives with those of stockholders. We believe that one of the most effective ways to accomplish this objective is to provide executive officers with a substantial economic interest in the long-term appreciation of our stock price through equity grants in the form of stock options and restricted stock units, or RSUs. In keeping with our compensation philosophy to tie executive pay to stockholder value creation, executives realize value through stock options only to the extent that our stock price increases. RSUs also provide a long-term incentive for executives to remain with us, but do not have an exercise price and accordingly provide some amount of value to recipients regardless of our stock price. During 2009, we awarded approximately 10% of our total equity grants to executives as RSUs.

The Compensation Committee approves the offer letter for each executive that is hired, which may include a new hire stock option grant. This approval must be obtained prior to extending the formal offer to the candidate. New hire stock options are granted to executives on their first day of employment.

The initial option grant made to each executive officer upon joining us is based primarily on competitive conditions applicable to the executive officer’s specific position. In addition, the Compensation Committee considers the number of options owned by executive officers in comparable positions. Subsequent grants of options and RSUs to executive officers are generally considered and, if appropriate, awarded in connection with their annual performance review each January. Such subsequent grants serve to maintain a competitive position for us relative to new opportunities that may become available to our executive officers and to enhance the retention features of the program.

Stock options for newly-hired executives are granted under the New Hire Stock and Incentive Plan on the date employment with us commences. New hire stock options granted prior to March 30, 2008 vest over a five-year period, with 20% of the options vesting on the first anniversary of the grant date and the remaining options vesting monthly over the next 48 months. New hire stock options granted on or after March 30, 2008 vest over a four-year period, with 25% of the options vesting on the first anniversary of the grant and the remaining options vesting monthly over the next 36 months.

Prior to 2008, stock options granted under the 2005 Stock and Incentive Plan to executives subsequent to hiring vested monthly over a five-year period. Effective January 1, 2008, the Compensation Committee changed the vesting schedule for stock options to monthly vesting over a four-year period. Each of the options has a maximum term of ten years, measured from the applicable grant date, subject to earlier termination if the optionee’s service with us ceases. Additionally, effective January 1, 2008, long-term equity compensation packages to executives included grants of RSUs. RSUs vest 15% on the first anniversary of the grant date, 20% on the second anniversary of the grant date, 30% on the third anniversary of the grant date, and 35% on the fourth anniversary of the grant date. Vesting in all cases is subject to the individual’s continued service to us through the vesting date.

Stock options were granted by the Compensation Committee on January 28, 2009 to Messrs. Cabou (75,000 shares), Heath (62,500 shares), Henry (93,750 shares), and Orpin (75,000 shares) with an exercise price of $28.45 per share, and by the Board of Directors to Mr. Flatley (250,000 shares) on January 29, 2009 with an exercise price of $27.97 per share. RSUs were also granted on January 28, 2009 to Messrs. Cabou (8,333 shares), Heath (6,944 shares), Henry (10,417 shares), and Orpin (8,333 shares) and to Mr. Flatley (30,000 shares) on January 29, 2009. All exercise prices are equal to the fair market value per share of our common stock on the grant date, which equals the closing market price of our common stock on The NASDAQ Global Select Market on the date of grant.

In addition to the equity awards described above, stock options were granted by the Compensation Committee on January 27, 2010 to Messrs. Cabou (67,500 shares), Heath (60,000 shares), Henry (67,500 shares), and Orpin (67,500 shares) with an exercise price of $37.04 per share, and by the Board of Directors to Mr. Flatley (225,000 shares) on January 28, 2010 with an exercise price of $36.30 per share. RSUs were also granted on January 27, 2010 to Messrs. Cabou (7,500 shares), Heath (6,667 shares), Henry (7,500 shares), and Orpin (7,500 shares) and to Mr. Flatley (25,000 shares) on January 28, 2010. All exercise prices are equal to the fair market value per share of our common stock on the grant date, which equals the closing market price of our common stock on The NASDAQ Global Select Market on the date of grant.

Compensation Mix

The following table shows the mix of base salary, cash bonus, and long-term equity compensation for our named executive officers for fiscal 2009:

	Amount ($)	Percent

Base Salary	2,285,030	17%
Annual Cash Bonus(1)	1,125,431	9%
Long-Term equity Compensation(2)	9,890,953	74%

Total	13,301,414	100%

(1)	Bonuses were earned during fiscal 2009 and were paid in February 2010.

(2)	Reflects the grant date fair value of awards granted during fiscal 2009. Assumptions used in the calculation of these amounts are included in Note 1 to our audited consolidated financial statements for fiscal 2009, included in our Annual Report on Form 10-K filed with the SEC on February 26, 2010.

Change in Control Benefits

Our executive management and other employees have built our company into the successful enterprise that it is today. We believe that the interests of stockholders will be best served if the interests of our executive management are aligned with them, and providing change in control benefits may eliminate, or at least reduce, the reluctance of executive management to pursue potential change in control transactions that may be in the best interests of stockholders. As a result, we entered into Change in Control Severance Agreements with Messrs. Flatley, Henry, Cabou, and Orpin in August 2006 and with Mr. Heath in April 2008. The Severance Agreements were amended in October 2008. The initial term of all the Severance Agreements expired in August 2009, after which the agreements automatically renew annually for additional one year periods unless a notice of non-extension is provided by either party.

For purposes of these benefits, in general, a change in control is deemed to occur in any of the following circumstances:

•	any merger or consolidation in which we are not the surviving entity;

•	the sale of all or substantially all of our assets to any other person or entity;

•	the acquisition of beneficial ownership of a controlling interest in the outstanding shares of our common stock by any person or entity;

•	a contested election of our directors as a result of which or in connection with which the persons who were directors before such election or their nominees cease to constitute a majority of the Board of Directors; or

•	any other event specified by the Board of Directors.

Under the Severance Agreements, the executive would receive benefits if he were terminated within two years following the change of control either:

•	by the Company other than for “cause,” which is defined in each Severance Agreement to include repeated failure or refusal to materially perform his duties that existed immediately prior to the change of control, conviction of a felony or a crime of moral turpitude, or engagement in an act of malfeasance, fraud, or dishonesty that materially damages our business; or

•	by the executive on account of “good reason,” which is defined in each Severance Agreement to include certain reductions in the executive’s annual base salary, bonus, position, title, responsibility, level of authority, or reporting relationships that existed immediately prior to the change of control, or a relocation, without the executive’s written consent, of the executive’s principal place of business by more than 35 miles from the executive’s principal place of business immediately prior to the change of control.

Pursuant to the Severance Agreements, if a covered termination of the executive’s employment occurs in connection with a change in control, then, with the exception of the Chief Executive Officer, the executive is generally entitled to the following benefits:

•	a severance payment equal to one year of the executive’s annual base salary plus the greater of (a) the executive’s then-current annual target bonus or other target incentive amount or (b) the annual bonus or other incentive paid or payable to the executive for the most recently completed fiscal year;

•	a lump sum payment of the executive’s earned but unpaid compensation;

•	payments of the executive’s group health insurance coverage premiums under COBRA law, including coverage for executive’s eligible dependents enrolled immediately prior to termination, for a maximum period of one year; however, our obligation to pay such premiums ceases immediately upon the date the executive becomes covered under any other group health plan;

•	continuance of the executive’s indemnification rights and liability insurance for a maximum of one year following termination;

•	automatic vesting of the executive’s unvested stock options and equity or equity-based awards; and

•	certain professional outplacement services consistent with the executive’s position for up to two years following termination.

Our Chief Executive Officer is entitled to a severance payment equal to twice the sum of his annual base salary and the greater of his target or most recently paid or payable target bonus or other target incentives and 24 months of continued certain medical and other benefits in addition to the benefits previously described for the other named executive officers.

The Severance Agreements provide that each executive’s total change in control payment may be reduced in the event such payment is subject to the excise tax imposed by Section 4999 of the Internal Revenue Code of 1986, as amended, and such a reduction would provide a greater after-tax benefit for the executive. Additionally, change in control benefits are subject to limitations under IRC Section 280G “golden parachute” provisions. A full analysis of the financial impact of these limitations will be performed based on the facts and circumstances in the event a change in control were to occur.

Based upon a hypothetical change of control date of December 31, 2009, the last trading day of fiscal 2009, the change in control benefits for our named executive officers would have been as follows:

	Change in Control Benefit
				Fair Market Value
				of Accelerated
	Severance	Severance		Equity
	Calculated from	Calculated from	Medical and Dental	Compensation
	Base Salary ($)	Bonus ($)	Benefits ($)	($)(1)	Total ($)

Jay T. Flatley	1,500,000	1,125,000	32,160	7,737,484	10,394,644
Christian O. Henry	413,600	206,800	16,080	2,930,587	3,567,067
Christian G. Cabou	368,100	184,050	11,420	2,731,877	3,295,447
Gregory F. Heath	394,400	197,200	11,420	320,479	923,499
Tristan B. Orpin	379,600	189,800	16,080	1,991,391	2,576,871

(1)	Fair market value of accelerated equity compensation includes the value of unvested and accelerated stock options and RSUs as of December 31, 2009. The value of the stock options was calculated by multiplying the number of accelerated options by the difference between the exercise price and the closing price of our common stock on December 31, 2009. The table does not include the value of any stock options with an exercise price above the closing stock price on December 31, 2009, since these options had no intrinsic value as of that date. The value of the RSUs is based on the number of outstanding shares that would not ordinarily have vested December 31, 2009 multiplied by the applicable closing share price on that date.

Other Benefits and Perquisites

We do not provide pension arrangements or post-retirement health coverage for our executives or employees, other than the change in control benefits previously discussed. Otherwise, we provide to our executives medical and other benefits that are generally available to other full-time employees, including dental, vision, and group term life insurance, AD&D premiums, a 401(k) plan, and an Employee Stock Purchase Plan. Our discretionary contributions to the 401(k) plan on behalf of each employee participating in the plan are set at up to 50% of the first 6% of employees’ contributions to the plan, based on our meeting certain financial targets. Beginning in 2008, we began offering a deferred compensation plan to all employees at a Vice President level or higher, as well as to the members of our Board of Directors. In 2009, we extended participation in this program to all U.S. employees at a Senior Director level or higher.

All of our executive officers participated in our 401(k) plan during fiscal 2009 and received matching contributions.

Tax and Accounting Considerations

Section 162(m) of the Internal Revenue Code of 1986 limits the deductibility of compensation payable in any tax year to the Chief Executive Officer and the other four most highly compensated executive officers. Section 162(m) stipulates that a publicly held company cannot deduct compensation to its top officers in excess of $1 million. Compensation that is “performance-based” compensation within the meaning of the Internal Revenue Code does not count toward the $1 million limit. We believe that compensation paid under the executive incentive plans is generally fully deductible for federal income tax purposes with the exception of RSUs. However, in certain situations, the Compensation Committee may approve compensation that will not meet these requirements in order to ensure competitive levels of total compensation for our executive officers.

COMPENSATION COMMITTEE REPORT

The Compensation Committee has reviewed and discussed with management the Compensation Discussion and Analysis set forth above and, based on such review and discussions, the Compensation Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this Proxy Statement.

RESPECTFULLY SUBMITTED BY THE
COMPENSATION COMMITTEE.

Roy A. Whitfield (Chairperson)
Daniel M. Bradbury
Paul C. Grint, M.D.
William H. Rastetter, Ph.D.

EXECUTIVE COMPENSATION

Summary Compensation Table

					Non-Equity
					Incentive Plan
			Stock	Option	Compensation		All Other
Name and Principal Position	Year	Salary ($)	Awards ($)(1)	Awards ($)(1)	($)(2)		Compensation ($)		Total ($)

Jay T. Flatley	2009	749,162	839,100	3,599,150	498,731		9,715		5,695,858
President, Chief Executive	2008	647,038	844,875	4,095,022	604,500		27,750	(3)	6,219,185
Officer & Director	2007	575,577	—	9,293,935	432,680		22,904	(4)	10,325,096
Christian O. Henry	2009	390,203	296,364	1,372,847	159,600		6,440		2,225,454
Senior Vice President, Chief Financial Officer & General	2008	343,097	324,850	1,574,514	313,900	(5)	6,825		2,563,186
Manager, Life Sciences	2007	298,077	—	3,983,115	144,508		6,825		4,432,525
Christian G. Cabou	2009	366,677	237,074	1,098,278	153,600		7,600		1,863,229
Senior Vice President, General	2008	336,118	297,758	1,443,305	205,601		9,931		2,292,713
Counsel & Secretary	2007	314,038	—	1,991,558	154,254		3,998		2,463,848
Gregory F. Heath(6)	2009	398,865	197,557	915,231	154,300		8,903		1,674,856
Senior Vice President & General
Manager, Diagnostics
Tristan B. Orpin	2009	380,123	237,074	1,098,278	159,200		7,583		1,882,258
Senior Vice President,	2008	351,150	297,758	1,443,305	217,620		7,583		2,317,416
Commercial Operations	2007	320,962	—	2,655,410	160,451		64,997	(7)	3,201,820

(1)	The expense for stock and option awards reflect the grant date fair value of awards granted. Assumptions used in the calculation of these amounts are included in Note 1 to our audited consolidated financial statements for fiscal 2009, included in our Annual Report on Form 10-K filed with the SEC on February 26, 2010.

(2)	Reflects bonuses earned during fiscal 2009 under Illumina’s Variable Compensation Plan (VCP), which were paid in February 2010. The VCP is described in the Compensation Discussion and Analysis, under the caption “Annual Cash Bonus.”

(3)	Consists of $17,500 paid in lieu of paid time-off and 401(k) matching of $10,250.

(4)	Consists of $12,942 paid in lieu of paid time-off and 401(k) matching of $9,962.

(5)	Includes a special bonus of $100,000 in recognition of Mr. Henry’s additional responsibilities as General Manager of Sequencing during fiscal 2008.

(6)	Mr. Heath became a named executive officer in fiscal 2009.

(7)	Consists of commissions totaling $57,641 and 401(k) matching of $7,356.

Grants of Plan-Based Awards Table

			All Other
			Option
			Awards:	Exercise or	Grant Date Fair
		All Other Stock	Number of	Base Price of	Value of
		Awards: Number of	Securities	Option	Stock and Option
		Shares of Stock or	Underlying	Awards	Awards
Name	Grant Date	Units (#)(1)	Options (#)(2)	($/sh)(3)	($)(4)

Jay T. Flatley	1/29/2009	—	250,000	27.97	3,599,150
	1/29/2009	30,000	—	—	839,100
Christian O. Henry	1/28/2009	—	93,750	28.45	1,372,847
	1/28/2009	10,417	—	—	296,364
Christian G. Cabou	1/28/2009	—	75,000	28.45	1,098,278
	1/28/2009	8,333	—	—	237,074
Gregory F. Heath	1/28/2009	—	62,500	28.45	915,231
	1/28/2009	6,944	—	—	197,557
Tristan B. Orpin	1/28/2009	—	75,000	28.45	1,098,278
	1/28/2009	8,333	—	—	995,750

(1)	RSUs vest 15% on the first anniversary of the grant date, 20% on the second anniversary of the grant date, 30% on the third anniversary of the grant date and 35% on the fourth anniversary of the grant date.

(2)	All options granted vest in equal monthly installments over four years. Vesting is subject to the individual’s continued service to us through the vesting date.

(3)	The exercise price of stock options awarded is the closing market price of our common stock on The NASDAQ Global Select Market on the date of grant.

(4)	The expense for stock and option awards reflect the grant date fair value of awards granted during fiscal 2009. Assumptions used in the calculation of these amounts are included in Note 1 to our audited consolidated financial statements for fiscal 2009, included in our Annual Report on Form 10-K filed with the SEC on February 26, 2010.

Outstanding Equity Awards at Fiscal Year-End Table

	Option Awards					Stock Awards
	Number of Securities	Number of Securities					Market Value of
	Underlying	Underlying		Option Exercise	Option	Number of Shares or	Shares or Units of
	Unexercised Options	Unexercised Options		Price	Expiration	Units of Stock that	Stock that Have Not
Name	(#) Exercisable	(#) Unexercisable		($)	Date	Have Not Vested(1)	Vested ($)(2)

Jay T. Flatley	—	—		—	—	51,250	1,572,350
	300,000	—		3.95	1/7/2014	—	—
	386,666	13,334	(3)	4.30	2/25/2015	—	—
	391,666	108,334	(3)	10.49	1/30/2016	—	—
	408,333	291,667	(3)	20.04	1/25/2017	—	—
	107,812	117,188	(4)	33.80	2/1/2018	—	—
	57,291	192,709	(4)	27.97	1/29/2019	—	—
Christian O. Henry	—	—		—	—	18,917	580,374
	23,500	20,000	(5)	5.23	6/6/2015	—	—
	11,333	17,334	(3)	10.49	1/30/2016	—	—
	134,635	125,000	(3)	20.04	1/25/2017	—	—
	43,125	46,875	(4)	32.48	1/29/2018	—	—
	21,484	72,266	(4)	28.45	1/28/2019	—	—
Christian G. Cabou	—	—		—	—	16,123	494,654
	16,000	85,000	(5)	13.70	5/30/2016	—	—
	16,500	62,500	(3)	20.04	1/25/2017	—	—
	39,531	42,969	(4)	32.48	1/29/2018	—	—
	4,687	57,813	(4)	28.45	1/28/2019
Gregory F. Heath	—	—		—	—	6,944	213,042
	105,000	195,000	(5)	32.74	3/17/2018	—	—
	14,322	48,178	(4)	28.45	1/28/2019	—	—
Tristan B. Orpin	—	—		—	—	16,123	494,654
	6,672	—		3.95	1/7/2014	—	—
	27,663	1,667	(3)	4.54	1/20/2015	—	—
	46,333	21,667	(3)	10.49	1/30/2016	—	—
	116,666	83,334	(3)	20.04	1/25/2017	—	—
	39,531	42,969	(4)	32.48	1/29/2018	—	—
	17,187	57,813	(4)	28.45	1/28/2019	—	—

(1)	Stock awards consist of RSUs. RSUs vest 15% on the first anniversary of the grant date, 20% on the second anniversary of the grant date, 30% on the third anniversary of the grant date, and 35% on the fourth anniversary of the grant date.

(2)	Market value of stock awards was determined by multiplying the number of unvested shares by $30.68, which was the closing market price of our common stock on The NASDAQ Global Select Market on December 31, 2009, the last trading day of the fiscal 2009.

(3)	These options vest monthly over a five year period from the date of grant.

(4)	These options vest monthly over a four year period from the date of grant.

(5)	20% of these options vest on the first anniversary of the grant, and the remaining options vest monthly over the next 48 months.

Option Exercises and Stock Vested Table

	Option Awards		Stock Awards
	Number of Shares	Value Realized	Number of Shares	Value Realized on
Name	Acquired on Exercise (#)	on Exercise(1) ($)	Acquired on Vesting (#)	Vesting ($)

Jay T. Flatley	295,000	9,395,925	3,750	102,788
Christian O. Henry	32,500	840,415	1,500	41,955
Christian G. Cabou	102,500	2,103,880	1,376	38,487
Gregory F. Heath	—	—	—	—
Tristan B. Orpin	32,000	903,900	1,376	38,487

(1)	Value realized on exercise of option awards is computed by determining the difference between the closing market price of our common stock on The NASDAQ Global Select Market on the dates of exercise and the exercise price per share exercised.

EQUITY COMPENSATION PLAN INFORMATION

The following table presents information about shares of our common stock that may be issued under our equity compensation plans, including compensation plans that were approved by our stockholders as well as compensation plans that were not approved by our stockholders. Information in the table is as of January 3, 2010.

(c) Number of
Securities
Remaining
Available for
			(b) Weighted-		Future Issuance
	(a) Number of		Average		Under Equity
	Securities to Be		Exercise Price		Compensation
	Issued Upon		per Share		Plans (Excluding
	Exercise of		of Outstanding		Securities
	Outstanding Options and		Options and Rights		Reflected in
Plan Category	Rights		($)		Column (a))

Equity compensation plans approved by security holders	17,006,146	(1)	16.96	(2)	20,714,716	(3)
Equity compensation plans not approved by security holders	1,592,000	(4)	33.36		N/A	(5)

Total	18,598,146		18.58		20,714,716

(1)	Represents 14,497,438 shares issuable upon exercise of options and 2,508,708 shares issuable under restricted stock unit awards. Options outstanding include 1,653,716 options with a weighted-average exercise price of $17.62 that were assumed in connection with corporate acquisitions.

(2)	RSUs have been excluded for purposes of computing weighted-average exercise price.

(3)	Includes 7,280,267 shares available for grant under our 2005 Stock Incentive Plan and 13,434,449 shares available for grant under our 2000 Employee Stock Purchase Plan.

(4)	Represents options granted under our New Hire Stock and Incentive Plan.

(5)	There is no set number of shares reserved for issuance under the New Hire Stock and Incentive Plan.

AUDIT COMMITTEE REPORT

The following report of the Audit Committee, the report of the Compensation Committee under “Compensation Committee Report,” along with statements in this proxy statement regarding the Audit Committee’s charter, are not considered “soliciting material” and are not considered to be “filed” with the SEC as part of this proxy statement. Any current or future cross-references to this proxy statement in filings with the SEC under either the Securities Act or the Exchange Act will not include such reports or statements, except to the extent that we specifically incorporate it by reference in such filing.

The Audit Committee oversees our financial reporting process on behalf of the Board of Directors and provides advice with respect to our risk evaluation and mitigation processes. In fulfilling its oversight role, the Audit Committee monitors and advises the Board of Directors on:

•	the integrity of our consolidated financial statements and disclosures;

•	the independent auditors’ qualifications and independence;

•	the performance of our internal and independent audit functions;

•	the adequacy of our internal controls;

•	our compliance with legal and regulatory requirements; and

•	the processes utilized by management for identifying, evaluating, and mitigating strategic, financial, operational, regulatory, and external risks inherent in our business.

The Audit Committee meets with the independent auditors, internal auditor, and our outside counsel, with and without our management present, to discuss the results of their examinations, their evaluations of our internal controls, and the overall quality of our financial reporting.

The Audit Committee, in its oversight role, has reviewed and discussed the consolidated financial statements with management and Ernst & Young LLP, our independent auditors. Management is responsible for the preparation, presentation, and integrity of our financial statements; accounting and financial reporting principles; establishing and maintaining disclosure controls and procedures (as defined in Exchange Act Rule 13a-15(e)); establishing and maintaining internal control over financial reporting (as defined in Exchange Act Rule 13a-15(f)); evaluating the effectiveness of disclosure controls and procedures; evaluating the effectiveness of internal control over financial reporting; and evaluating any change in internal control over financial reporting that has materially affected, or is reasonably likely to materially affect, internal control over financial reporting. Ernst & Young LLP is responsible for performing an independent audit of the consolidated financial statements and expressing an opinion on the conformity of those financial statements with U.S. generally accepted accounting principles, as well as expressing an opinion on the effectiveness of internal control over financial reporting.

During the course of fiscal 2009, management completed the documentation, testing, and evaluation of our system of internal control over financial reporting in response to the requirements set forth in Section 404 of the Sarbanes-Oxley Act of 2002 and related regulations. The Audit Committee was kept apprised of the progress of the evaluation and provided oversight and advice to management during the process. In connection with this oversight, the Audit Committee received periodic updates from management and Ernst & Young LLP at each regularly scheduled Audit Committee meeting. At the conclusion of the process, management provided the Audit Committee with, and the Audit Committee reviewed, a report on the effectiveness of our internal control over financial reporting. The Audit Committee also reviewed the report of management contained in our Annual Report on Form 10-K for the fiscal year ended January 3, 2010 filed with the SEC, as well as Ernst & Young LLP’s Reports of Independent Registered Public Accounting Firm included in our Annual Report on Form 10-K related to its audit of (i) the consolidated financial statements and financial statement schedule and (ii) the effectiveness of internal control over financial reporting. The Audit Committee continues to oversee our efforts related to our internal control over financial reporting and management’s preparations for the evaluation for the fiscal year ending January 2, 2011.

The Audit Committee has reviewed and discussed the consolidated audited financial statements with management, discussed with the independent auditors the matters required to be discussed by SAS 61 (Codification of Statements of Auditing Standards), has received the written disclosures and the letter from independent auditors required by ISB Standard No. 1, and has had discussions with the independent auditors regarding their independence. Based on the reviews and discussions referred to above, the Audit Committee recommended to the Board of Directors that the audited financial statements be included in our Annual Report on Form 10-K for the fiscal year ended January 3, 2010 for filing with the SEC.

RESPECTFULLY SUBMITTED BY THE AUDIT COMMITTEE.

A. Blaine Bowman (Chairperson)
Karin Eastham
Jack Goldstein, Ph.D.
William H. Rastetter, Ph.D.

INDEPENDENT REGISTERED PUBLIC ACCOUNTANTS

Fees Paid to Ernst & Young LLP

During the fiscal years ended January 3, 2010 and December 28, 2008, the aggregate fees billed by Ernst & Young LLP for professional services were as follows:

	Year Ended	Year Ended
	January 3,	December 28,
	2010	2008

Audit Fees	$939,893	$871,908
Audit-Related Fees	31,521	226,536
Tax Fees	24,998	27,595

Total	$996,412	$1,126,039

Audit fees consist of amounts for professional services rendered in connection with the integrated audit of our financial statements and internal control over financial reporting, review of the interim financial statements included in quarterly reports, and statutory audits required internationally. For the fiscal year ended January 3, 2010, audit-related fees were primarily incurred for accounting consultations. For the fiscal year ended December 28, 2008, audit-related fees were primarily incurred for services related to our acquisition of Avantome, Inc., a stock offering, and accounting consultations. Tax fees for the fiscal year ended January 3, 2010 related to services rendered for the preparation of foreign tax filings. Tax fees for the fiscal year ended December 28, 2008 related to services rendered for the preparation of state and foreign tax filings. For the fiscal years ended January 3, 2010 and December 28, 2008, Ernst & Young LLP did not perform any professional services other than as stated under the captions Audit Fees, Audit-Related Fees, and Tax Fees above.

Pre-Approval Policies and Procedures

The Audit Committee, as required by the Exchange Act, requires advance approval of all audit services and permitted non-audit services to be provided by our independent registered public accountants. The Audit Committee must approve the permitted service before the independent auditors are engaged to perform it. The services listed as Audit Fees, Audit-Related Fees, and Tax Fees in the table above were pre-approved by our Audit Committee in accordance with this policy.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

We entered into a license agreement with Tufts University in 1998 in connection with the license of patents filed by Dr. David Walt, one of our directors. Dr. Walt is the Robinson Professor of Chemistry at Tufts University. Under that agreement, we pay royalties to Tufts upon the commercial sale of products based on the licensed technology. It is our understanding that Tufts University pays a portion of the royalties received from us to Dr. Walt, the amount of which is controlled solely by Tufts University.

In October 2009, we made a $1.95 million investment to acquire shares of Series A Preferred Stock of Helixis, Inc., a developer of advanced nucleic acid analysis tools. Mr. Flatley, our President and Chief Executive Officer, is a director of Helixis, and he also owns shares of stock representing less than one percent of Helixis’ outstanding capital stock on a fully-diluted basis. The Board of Directors, with Mr. Flatley abstaining, reviewed and approved our investment in Helixis.

All future transactions between us and our officers, directors, principal stockholders, and affiliates will be subject to approval by a majority of the independent and disinterested members of our Board of Directors, and will be on terms determined by such members of the Board of Directors to be no less favorable to us than could be obtained from unaffiliated third parties.

We have entered into indemnification agreements with each of our directors and executive officers pursuant to which we have agreed to indemnify these persons to the fullest extent permitted by law in connection with certain claims that may arise generally relating to their acting in their capacities as our directors or executive officers.

OTHER MATTERS

As of the date of this proxy statement, we know of no other matters that will be presented for consideration at the 2010 annual meeting. If any other matters properly come before the meeting, it is the intention of the proxy agent named in the enclosed form of proxy to vote the shares represented as the Board of Directors may recommend. Discretionary authority with respect to such other matters is granted by the execution of the enclosed proxy.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

The members of our Board of Directors, our executive officers, and persons who hold more than 10% of our outstanding common stock are subject to the reporting requirements of Section 16(a) of the Exchange Act, which requires them to file reports with respect to their ownership of, and transactions related to, our common stock and related derivative securities. Based solely upon our review of copies of Section 16(a) reports, which we received from such persons for their transactions during fiscal 2009, we believe that all reporting requirements under Section 16(a) for such fiscal year were met in a timely manner by these individuals, except that one Form 4 was not filed timely for each of Mr. Bradbury and Mr. Orpin.

STOCKHOLDER PROPOSALS FOR OUR 2011 ANNUAL MEETING

Stockholder proposals that are intended to be presented at our 2011 annual meeting of stockholders must be received at our principal executive offices no later than November 26, 2010, in order to be included in the proxy statement and form of proxy relating to that meeting, and must meet all other requirements as specified in our bylaws and Rule 14a-8 under the Exchange Act. In addition, the proxy solicited by the Board of Directors for the 2011 annual meeting will confer discretionary authority to vote on any stockholder proposal presented at that meeting, unless we receive notice of such proposal not later than February 11, 2011.

HOUSEHOLDING

Our 2009 Annual Report on Form 10-K, including our audited financial statements for fiscal 2009, is being mailed to you along with this proxy statement. In order to reduce printing and postage costs, in certain circumstances only one annual report, proxy statement, or Notice of Internet Availability of Proxy Materials, as applicable, will be mailed to multiple stockholders sharing an address unless we receive contrary instructions from one or more of the stockholders sharing an address. If your household has received only one annual report, proxy statement, or Notice of Internet Availability of Proxy Materials, as applicable, we will deliver promptly a separate copy of the annual report, proxy statement, or Notice of Internet Availability of Proxy Materials, as applicable, to any stockholder who sends a written or oral request to Illumina, Inc., 9885 Towne Centre Dr., San Diego, California 92121, Attention: Corporate Secretary. If your household is receiving multiple copies of our annual reports, proxy statements, or Notices of Internet Availability of Proxy Materials and you wish to request delivery of a single copy, you may send a written request to Illumina, Inc., 9885 Towne Centre Dr., San Diego, California 92121, Attention: Corporate Secretary.

WHERE YOU CAN FIND MORE INFORMATION

We maintain an Internet site at www.illumina.com. We use our website as a channel of distribution of material company information. Our website and the information posted on it or connected to it shall not be deemed to be incorporated by reference into this proxy statement.

BY ORDER OF THE BOARD OF DIRECTORS OF ILLUMINA, INC.

Dated: March 26, 2010

ILLUMINA, INC.
ATTN: PETER FROMEN
9885 TOWNE CENTRE DR.
SAN DIEGO, CA 92121
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Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:
	M22261-P88096	KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY
THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

ILLUMINA, INC.	For	Withhold	For All	To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below.
	All	All	Except
The Board of Directors recommends that you
vote FOR the following:	☐	☐	☐
Vote on Directors
1.	Election of Directors
Nominees:
01) Paul C. Grint, M.D. 02) David R. Walt, Ph.D.

Vote on Proposal		For	Against	Abstain
The Board of Directors recommends you vote FOR the following proposal:

2.	To ratify the appointment of Ernst & Young LLP as our independent registered public accountants for the fiscal year ending January 2, 2011.	☐	☐	☐
NOTE: Such other business as may properly come before the meeting or any adjournment thereof.

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name, by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:
The Notice and Proxy Statement and Annual Report are available at www.proxyvote.com.

M22262-P88096
ILLUMINA, INC.
Annual Meeting of Stockholders
May 12, 2010 9:00 AM Pacific Time
This proxy is solicited by the Board of Directors
The stockholder(s) hereby appoint(s) Jay T. Flatley as proxy with the power to appoint his substitute, and hereby authorizes him to represent and to vote, as designated on the reverse side of this ballot, all of the shares of common stock of ILLUMINA, INC. that the stockholder(s) is/are entitled to vote at the Annual Meeting of stockholder(s) to be held via live webcast at www.virtualshareholdermeeting.com/ILMN at 9:00 AM Pacific Time on Wednesday, May 12, 2010, and any adjournment or postponement thereof. This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted in accordance with the Board of Directors’ recommendations.
Continued and to be signed on reverse side